EXHIBIT 2.1

                                MITEL CORPORATION

                                       and

                               3755461 CANADA INC.

                                       and

                             DR. TERENCE H. MATTHEWS

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                              ACQUISITION AGREEMENT

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ARTICLE I    ..................................................................5
1            ....INTERPRETATION................................................5
1.1          ....Defined Terms.................................................5
1.2          ....Currency.....................................................11
1.3          ....Sections and Headings........................................11

1.4          ....Interpretation...............................................11
1.5          ....Accounting Principles........................................12
1.6          ....Entire Agreement.............................................12
1.7          ....Time of Essence..............................................12
1.8          ....Applicable Law...............................................12
1.9          ....Severability.................................................12
1.10         ....Successors and Assigns.......................................12
1.11         ....Amendment and Waivers........................................12
1.12         ....Schedules....................................................12

ARTICLE II   .................................................................13
2            ....PURCHASE AND SALE OF PURCHASED SHARES........................13
2.1          ....Purchase and Sale of Purchased Shares........................13
2.2          ....Purchase Price...............................................13
2.3          ....Closing Balance Sheet........................................14
2.4          ....Disputes Concerning Closing Balance Sheet....................15
2.5          ....Purchase Price Adjustment....................................15
2.6          ....Baypoint Innovations.........................................15

ARTICLE III  .................................................................16
3            ....REPRESENTATIONS AND WARRANTIES OF THE VENDOR.................16
3.1          ....Organization.................................................16
3.2          ....Authorization................................................16
3.3          ....No Other Agreements to Purchase..............................16
3.4          ....Authorized and Issued Capital................................16
3.5          ....Options......................................................17
3.6          ....Ownership of Purchased Shares................................17
3.7          ....No Subsidiaries..............................................17
3.8          ....No Violation.................................................17
3.9          ....Business Assets of the Vendor................................18
3.10         ....Title to Personal and Other Property.........................18
3.11         ....Location of Real and Leased Property.........................18
3.12         ....Title to Real Property.......................................18
3.13         ....Real Property Leases.........................................19
3.14         ....Inventories..................................................20
3.15         ....Accounts Receivable..........................................20
3.16         ....Intellectual Property........................................20
3.17         ....Insurance....................................................21
3.18         ....No Expropriation.............................................21
3.19         ....Agreements and Commitments...................................21
3.20         ....Compliance with Laws; Governmental Authorization.............22
3.21         ....Consents and Approvals.......................................23
3.22         ....Financial Statements.........................................23
3.23         ....Books and Records............................................23
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3.24         ....Absence of Changes...........................................23
3.25         ....Taxes........................................................24
3.26         ....Litigation...................................................25
3.27         ....Residency....................................................25
3.28         ....Environmental................................................25
3.29         ....Employee Plans Excluding United States.......................26
3.30         ....Employee Benefit Plans -United States........................27
3.31         ....Collective Agreements........................................29
3.32         ....Employees....................................................29
3.33         ....Employee Accruals............................................29
3.34         ....Customers and Suppliers......................................29
3.35         ....Product Warranties...........................................30
3.36         ....Grants.......................................................30
3.37         ....Full Disclosure..............................................30

ARTICLE IV   .................................................................30
4            ....REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND LAND
                 PURCHASER....................................................30
4.1          ....Organization.................................................30
4.2          ....Investment Canada............................................30
4.3          ....No Violation.................................................31
4.4          ....Authorization................................................31
4.5          ....Financing....................................................31
4.6          ....Residency....................................................31

ARTICLE V    .................................................................31
5            ....SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................31
5.1          ....Survival of Representations and Warranties of the Vendor.....31
5.2          ....Expiry of the Representations and Warranties of the
                 Purchaser and Land Purchaser.................................32

ARTICLE VI   .................................................................32
6            ....COVENANTS....................................................32
6.1          ....Vendor's Restructuring and Cost Reduction Program............32
6.2          ....Reorganization...............................................32
6.3          ....Transition Plan..............................................34
6.4          ....Tax Matters..................................................35
6.5          ....Access to the Business.......................................36
6.6          ....Delivery of Books and Records................................36
6.7          ....Change and Use of Name.......................................36
6.8          ....Conduct Prior to Closing.....................................37
6.9          ....Delivery of Documents........................................38
6.10         ....Exclusivity..................................................38
6.11         ....Non-Competition and Non-Solicitation.........................38
6.12         ....Employees....................................................38
6.13         ....Intellectual Property Litigation Release.....................39
6.14         ....Purchaser Intellectual Property Litigation Assistance........39
6.15         ....Delivery of Vendor's and Vendor Group's Corporate and
                 Closing Documentation........................................39
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6.16         ....Delivery of Purchaser's and Land Purchaser's Closing
                 Documentation................................................39
6.17         ....Collective Bargaining Agreements.............................40
6.18         ....Deliveries...................................................40
6.19         ....Letters of Authorization.....................................40
6.20         ....Investigation................................................40
6.21         ....Title Objections.............................................40
6.22         ....Employee Schedule............................................40
6.23         ....Tangible Personal Property Schedule..........................41
6.24         ....Capital Leases...............................................41
6.25         ....Liens on Lands and Buildings.................................41
6.26         ....Obligations of Purchaser.....................................41
6.27         ....Survival of Covenants........................................41

ARTICLE VII  .................................................................42
7            ....CONDITIONS OF CLOSING........................................42
7.1          ....Conditions of Closing in Favour of the Purchaser and Land
                 Purchaser....................................................42
7.2          ....Purchaser's Remedy...........................................44
7.3          ....Conditions of Closing in Favour of the Vendor................44
7.4          ....Effect of Failure to Satisfy Conditions......................45
7.5          ....Break-up Fee.................................................46
7.6          ....Land Purchaser May Obtain Delay in Purchase of Purchased
                 Shares of Cdn Real Estate Co.................................46

ARTICLE VIII .................................................................46
8            ....CLOSING ARRANGEMENTS.........................................46
8.1          ....Place of Closing.............................................46
8.2          ....Transfer.....................................................46
8.3          ....Further Assurances...........................................47

ARTICLE IX   .................................................................47
9            ....INDEMNIFICATION..............................................47
9.1          ....Indemnification by the Vendor................................47
9.2          ....Limitations on Vendor's Indemnities..........................48
9.3          ....Indemnification by the Purchaser and Land Purchaser..........50
9.4          ....Limitations on Purchaser's and Land Purchaser's Indemnities..50
9.5          ....Notice of Claim..............................................51
9.6          ....Direct Claims................................................51
9.7          ....Third Party Claims...........................................51
9.8          ....Settlement of Third Party Claims.............................51
9.9          ....Claims Involving Taxes.......................................52
9.10         ....Co-operation.................................................52
9.11         ....Exclusivity..................................................52

ARTICLE X    .................................................................52
10           ....MISCELLANEOUS................................................52
10.1         ....Confidentiality of Information...............................52
10.2         ....Notices......................................................53
10.3         ....Commissions, etc.............................................54
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10.4         ....Best Efforts.................................................54
10.5         ....Public Announcements.........................................54
10.6         ....Assignment by Land Purchaser.................................54
10.7         ....Specific Performance.........................................54
10.8         ....Responsibility of Land Purchaser.............................54
10.9         ....Counterparts.................................................55

      THIS AGREEMENT made as of the 2nd day of January, 2001,

BETWEEN:

         MITEL CORPORATION,

         a corporation incorporated under the laws of Canada, (herein called the "Vendor"),

                                             - and -

         3755461 CANADA INC.,

         a corporation incorporated under the laws of Canada, (herein called the "Purchaser"),

                                             - and -

         DR. TERENCE H. MATTHEWS,

         of the City of Kanata in the Province of Ontario, (herein called the "Land Purchaser").

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party,) the parties covenant and agree as follows:

1 INTERPRETATION

Defined Terms

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      (a) "Act" means the Canada Business Corporations Act (Canada) as in effect on the date hereof;

      (b)   "Adjustment Calculation" has the meaning set forth in section 2.3;

      (c) "Affiliate" means "affiliated body corporate" as defined in the Act with the definition of "control" contained herein substituted for that found in the Act;

      (d) "Applicable Law" means all federal, provincial, state, municipal and local statutes, laws, by-laws, regulations, enactments and ordinances and all injunctions, final judgements and binding orders of any Governmental Authority having jurisdiction in respect of a particular matter, and all amendments thereto, at any time and from time to time in force up to and including the Closing Date;

      (e)   "Arbitrator" has the meaning set out in section 2.4;

      (f)   "Associate" means "associate" as defined in the Act;

      (g)   "Audit Report" has the meaning set forth in section 2.3;

      (h) "Benefit Program or Agreement" has the meaning set out in subsection 3.30(b);
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      (i)   "Business" means the Vendor's world wide communications systems business as currently and heretofore carried on by the Vendor and each corporation in the Vendor Group consisting of manufacturing, repair, production, sales, service, sales support, logistics, research and development, customer support, marketing, product management and other activities relating to existing and planned products and services including IP platforms, Ipera products and services, mainstream products, desktop products, IP applications and messaging and network access solutions and all properties, assets, rights and interests of the Vendor and each corporation in the Vendor Group used to a significant extent in carrying on such world wide communications systems business of every kind and description and wherever situated;

      (j) "Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in the Province of Ontario;

      (k) "Business Intellectual Property" has the meaning set out in section 3.16;

      (l)   "Business Products" has the meaning set out in section 3.16;

      (m) "Cdn IPR Co" means a Canadian federal corporation to be incorporated which, when incorporated, will be a wholly-owned subsidiary of Vendor;

      (n) "Cdn Product Co" means a Canadian federal corporation to be incorporated which, when incorporated, will be a wholly-owned subsidiary of Vendor;

      (o) "Cdn Real Estate Co" means a Canadian federal corporation to be incorporated which, when incorporated, will be a wholly-owned subsidiary of Vendor;

      (p)   "Claim" has the meaning set out in section 9.5;

      (q) "Closing" means the consummation of the transactions contemplated herein on the terms and subject to the conditions provided herein;

      (r)   "Closing Balance Sheet" has the meaning set out in section 2.3;

      (s)   "Closing Certificates" has the meaning set out in subsection 5.1(a);

      (t) "Closing Date" means that date which is 10 Business Days following the latest of: (i) the date upon which the conditions set forth in subsections 7.1(g) and 7.3(e) are satisfied; or (ii) such other date as may be mutually agreed upon by the Vendor, the Purchaser and Land Purchaser up to and including March 31, 2001; provided, however, that at the request of the Land Purchaser in accordance with section 7.6, the purchase by the Land Purchaser of the Purchased Shares of Cdn Real Estate Co will be separated from and closed later than (but not later than March 31, 2001) the purchase by the Purchaser of the remainder of the Purchased Shares, all in accordance with section 7.6;

      (u) "Closing Documents" means all documents, instruments and agreements which the parties agree shall be delivered on or prior to the Closing Date by the parties hereto, the corporations in the Vendor Group and/or the Subcos including those referred to herein;

      (v) "Code" means the Internal Revenue Code of 1986 (United States), as amended;

      (w) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

      (x) "control" in respect of any Person that is a corporation, has the meaning set out in the Act as in effect on the date hereof, and in respect of any other Person, means the power or authority to direct, cause the direction of or to elect, nominate or appoint a majority of the individuals who have the power to direct the management, policies or actions of any such Person whether through ownership of equity securities or voting securities or by contract or otherwise;

      (y)   "Direct Claim" has the meaning set out in section 9.5;

      (z) "Edict Training Ltd." means a corporation incorporated under the laws of Scotland, 80% of which is owned by Mitel Telecom Limited;

      (aa) "Employment Legislation" means all Applicable Laws relating to the employment or labour, including those related to collective bargaining and labour relations, the payment and withholding of taxes, employment standards and practices, occupational health and safety, workers' compensation, human rights, pay equity and discrimination;

      (bb)  "Employee Benefit Plans" has the meaning set out in section 3.30;

      (cc)  "Employee Plans" has the meaning set out in section 3.29;

      (dd)  "Employees" has the meaning set out in section 3.32;

      (ee) "Encumbrance" means any encumbrance, lien, charge (whether legal or equitable, fixed or floating), rent, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, restriction on use or alienation exception, reservation, easement, quasi-easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract (other than true leases in the ordinary course of business) to create any of the foregoing;

      (ff)  "Environmental Laws" has the meaning set out in subsection 3.28(a);

      (gg)  "Environmental Permits" has the meaning set out in subsection
            3.28(b);

      (hh) "Escrow Agent" means the Person identified as such in the Escrow Agreement;

      (ii) "Escrow Agreement" means an agreement to be settled by the parties hereto prior to the Closing Date on customary terms and conditions which shall govern the deposit and release of an amount equal to 5% of the Purchase Price as contemplated by subsection 2.2(b);

      (jj) "ETA" means the Excise Tax Act (Canada), as amended from time to time;

      (kk) "ERISA" means the Employee Retirement Income Security Act of 1974 (United States), as amended;

      (ll)  "ERISA Affiliate" has the meaning set out in section 3.30;

      (mm)  "External Licenses" has the meaning set out in section 3.16;

      (nn) "Financial Statements" means the unaudited combined financial statement of earnings of the Business for the Vendor's 1999 and 2000 fiscal years and for the six month period ending September 29, 2000 and the unaudited combined balance sheet of the Business as at September 29, 2000, a copy of which is annexed hereto as Schedule 1.1(nn);

      (oo) "Governmental Authority" means any international, national, state, provincial, county, municipal, district or local government body, or any public administrative or regulatory agency, court, commission, board, body, bureau, agency or instrumentality or representative of any of the foregoing, foreign or domestic, established by any such government or government body;

      (pp) "GST" means any and all taxes payable under Part IX of the ETA or under any provincial legislation similar to Part IX of the ETA;

      (qq)  "Hazardous Substance" has the meaning set out in subsection 3.28(a);

      (rr) "ICTA" means the Income and Corporations Taxes Act, 1988 (UK), as amended;

      (ss)  "Indemnified Party" has the meaning set out in section 9.5;

      (tt)  "Indemnifying Party" has the meaning set out in section 9.5;

      (uu) "Intellectual Property" means industrial and intellectual property including all:

            (i) trade secrets, confidential information and confidential know-how, including all unpatented inventions, formulae, processes, technology, inventor's notes, research designs, prototypes, drawings, and design and construction specifications ("Trade Secrets");

            (ii) copyrights, including all copyrights in software and databases ("Copyright Works");

            (iii) industrial designs, design patents and other designs
                  ("Industrial Designs");

            (iv) integrated circuit topography rights ("Integrated Circuit Topographies");

            (v)   data, databases and all rights therein ("Database Rights");

            (vi)  patents and invention disclosures ("Patents"); and

            (vii) trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing ("Trade Marks");

            and all registrations, applications for registrations, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information and documentation relating to the foregoing;

      (vv)  "Lands and Buildings" has the meaning set out in subsection 6.2(d);

      (ww)  "Leased Property" has the meaning set out in section 3.11;

      (xx)  "Leases" has the meaning set out in section 3.13;

      (yy)  "License Agreement" means an agreement in the form of Schedule
            6.2(e);

      (zz)  "License-out Agreements" has the meaning set out in Schedule 3.16;

      (aaa) "Licenses" has the meaning set out in section 3.20;

      (bbb) "Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlements) arising directly or indirectly as a consequence of such matter;

      (ccc) "Material Adverse Change" means, in relation to the Business, any change in the business, operations, affairs, assets, liabilities, capitalization or financial condition of the Business which has had or which would reasonably be expected to have a material and adverse affect on the Business, taken as a whole, other than changes resulting from:

            (i)   the Reorganization;

            (ii) any action by or inaction of the Vendor or a corporation within the Vendor Group after the date hereof with respect to the Business which was consented to or requested by the Buyer in writing, including the Restructuring; or

            (iii) the state of the financial markets or general economic or industry conditions;

      (ddd) "Material Contracts" has the meaning set out in section 3.19;

      (eee) "Minor Subsidiaries" means Mitel De Mexico, Sociedad Anonima de Capital Variable, Tianchi-Mitel Telecommunications Corporation, Mitel (Far East) Limited, Edict Training Ltd., Mitel SrL and Mitel Corporation Limited;

      (fff) "Mitel Communications Solutions, Inc." means a corporation incorporated under the laws of the State of Delaware which is a wholly-owned subsidiary of Mitel, Inc.;

      (ggg) "Mitel Corporation Limited" means a corporation incorporated under the laws of England and Wales which is a wholly owned subsidiary of Mitel Telecom Limited;

      (hhh) "Mitel, Inc." means a corporation incorporated under the laws of the State of Delaware which is a wholly-owned subsidiary of Vendor;

      (iii) "Mitel Telecom Limited" means a corporation incorporated under the laws of England and Wales which is a wholly-owned subsidiary of Vendor;

      (jjj) "Mitel De Mexico, Sociedad Anonima de Capital Variable" means a corporation incorporated under the laws of Mexico which is owned as to 49% by Vendor;

      (kkk) "Mitel (Far East) Limited" means a corporation incorporated under the laws of Hong Kong which is a wholly owned subsidiary of Vendor;

      (lll) "Mitel SrL" means a corporation incorporated under the laws of Italy which is a wholly owned subsidiary of Mitel Telecom Limited;

      (mmm) "Mortgage" means one or more mortgages (including such collateral security as is typical with a conventional commercial mortgage such as general or specific assignments of leases and assignments of rents) arranged by Land Purchaser to be granted by Cdn Real Estate Co and to be on terms no less favourable to Cdn Real Estate Co as would prevail in an arms' length mortgage transaction;

      (nnn) "Permitted Encumbrances" means:

            (i) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

            (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, agreements of any Governmental Authority having jurisdiction pertaining to the division, development or the supply of utilities to real property provided the same have been complied with in all material respects by the Vendor and each corporation in the Vendor Group and provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Vendor or any corporation in the Vendor Group in respect of the Business;

            (iii) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

            (iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

            (v) the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business or its development potential; and

            (vi)  the Permitted Encumbrances described in Schedule 1.1(nnn);

      (ooo) "Person" includes an individual, a partnership, a limited partnership, a joint venture, a syndicate, a sole proprietorship, a company or corporation with or without share capital, an unincorporated association, a trust, a trustee, an executor, an administrator or other legal personal representative, a regulatory body or agency, a government or governmental agency;

      (ppp) "Plan" has the meaning set out in section 3.30;

      (qqq) "Phase V Lease" has the meaning set out in subsection 6.2(d);

      (rrr) "Purchase Price" has the meaning set out in section 2.2;

      (sss) "Purchased Shares" means all of the issued and outstanding shares of Cdn Real Estate Co and 90% of all of the issued and outstanding shares of Cdn Product Co, Cdn IPR Co and Mitel Telecom Limited;

      (ttt) "Real Property" has the meaning set out in section 3.11;

      (uuu) "Registered Intellectual Property" has the meaning set out in section 3.16;

      (vvv) "Reorganization" has the meaning set out in subsection 6.2(b);

      (www) "Restructuring" has the meaning set out in subsection 6.1(a);

      (xxx) "Routine Contract" means a Contract for the acquisition of goods or services not relating to Intellectual Property (other than mass produced commercially available software) that requires the payment by the Vendor or any corporation in the Vendor Group of amounts less than $25,000 per year;

      (yyy) "Shareholders Agreement" means an agreement in the form of Schedule 7.1(n);

      (zzz) "Subcos" means Cdn Product Co, Cdn Real Estate Co, Cdn IPR Co, Mitel, Inc., Mitel Communications Solutions, Inc. and Mitel Telecom Limited;

     (aaaa) " Supply Agreement" means an agreement in the form of Schedule
            7.1(m);

     (bbbb) "Tax" means federal, provincial, state, local or foreign income (corporate or otherwise), gross receipts, licence, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, other tax or governmental charge or assessment of any kind whatsoever imposed or required to be collected by any Taxing Authority, whether disputed or not, and Tax shall include any interest, penalty or addition to a Tax;

     (cccc) "Tax Act" means the Income Tax Act (Canada), the Code and ICTA and such other similar or equivalent statutes under Applicable Law as the context may require, as amended;

     (dddd) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

     (eeee) "Taxing Authority" means any Governmental Authority having jurisdiction with respect to Taxes;

     (ffff) "Third Party" has the meaning set out in section 9.7;

     (gggg) "Third Party Claim" has the meaning set out in section 9.5;

     (hhhh) "this Agreement" means this Acquisition Agreement including all Schedules hereto, as the same may be amended by the parties hereto from time to time;

     (iiii) "Tianchi-Mitel Telecommunications Corporation" means a corporation incorporated under the laws of the Republic of China which is a joint venture corporation owned as to 50%, by the Vendor;

     (jjjj) "Time of Closing" means 10:00 a.m. (Eastern Standard time) on the Closing Date;

     (kkkk) "Transition Committee" has the meaning set out in subsection 6.1(b);

     (llll) "Transition Plan Agreement" means an agreement in the form of
            Schedule 6.3(a);

     (mmmm) "Unregistered Intellectual Property" has the meaning set out in section 3.16;

     (nnnn) "Unregistered Trade Marks" has the meaning set out in section 3.16; and

     (oooo) "Vendor Group" means Mitel, Inc., Mitel Communications Solutions, Inc., Mitel Telecom Limited, the Minor Subsidiaries and, to the extent not already listed immediately above, each of the Subcos; provided that Vendor Group shall not include (i) the Minor Subsidiaries for the purposes of the representations and warranties of the Vendor contained in Article III hereof and subsections 9.1(c), (d) and (e); and (ii) the Minor Subsidiaries which are not directly or indirectly controlled by the Vendor for the purposes of sections 6.4 - 6.11 but any of such covenants which are not qualified by a "best efforts" requirement shall, for the purposes only of such Minor Subsidiaries which are not directly or indirectly controlled by the Vendor, be deemed to be so qualified, and, as so qualified, shall apply to such Minor Subsidiaries.

Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section, subsection, clause or a Schedule refers to the specified section, subsection or clause of or Schedule to this Agreement.

Interpretation

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders. Wherever the terms "include", "includes" or "including" are found in this Agreement, they shall be deemed to be followed by the words "without limitation". Except as set out herein, the phrases "to the knowledge of", "aware of" or similar expressions with respect to any party, means that no information has come to the party's attention which has given that party actual knowledge to the contrary concerning the existence or absence of the facts or circumstances referred to.

Accounting Principles

Except as otherwise specifically provided herein, any reference in this Agreement to "GAAP" or "generally accepted accounting principles" refers to Canadian generally accepted accounting principles.

Entire Agreement

This Agreement together with the Tri-Party Non-Disclosure Agreement between Vendor, March Networks Corporation and Wesley Clover Corporation dated November 30, 2000 and the documents, instruments and agreements specifically contemplated herein or entered into or delivered in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral including the Letter of Intent entered into between Land Purchaser and the Vendor dated December 14, 2000 as amended by letter dated December 22, 2000. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof and thereof except as provided herein and therein.

Time of Essence

Time shall be of the essence of this Agreement.

Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision in hereby declared to be separate, severable and distinct.

Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective heirs, executors, personal representatives, successors and permitted assigns. Subject to section 10.6, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(nn)  -        Financial Statements
Schedule 1.1(nnn) -        Permitted Encumbrances
Schedule 2.2      -        Purchase Price Allocation
Schedule 2.3      -        Audit Report
Schedule 3.4      -        Authorized and Issued Capital - Vendor Group

Schedule 3.6      -        Loan Agreement Particulars
Schedule 3.7      -        Vendor Group Subsidiaries
Schedule 3.8      -        Violations
Schedule 3.9      -        Locations
Schedule 3.11     -        Real and Leased Property
Schedule 3.13     -        Real Property Leases
Schedule 3.16(a)-(g)-      Business Intellectual Property
Schedule 3.19     -        Material Contracts
Schedule 3.20     -        Licenses and Permits
Schedule 3.21     -        Consents
Schedule 3.25     -        Tax Matters
Schedule 3.26     -        Legal and Regulatory Proceedings
Schedule 3.28     -        Environmental Matters
Schedule 3.29     -        Employee Plans Excluding United States
Schedule 3.30     -        Employee Benefit Plans - United States
Schedule 3.31     -        Collective Agreements
Schedule 3.32     -        Employees and Contractors
Schedule 3.34     -        Customers and Suppliers
Schedule 3.35     -        Product Warranties
Schedule 3.36     -        Grants
Schedule 6.1(a)   -        Restructuring
Schedule 6.2(a)   -        Current Corporate Structure
Schedule 6.2(b)   -        Reorganization
Schedule 6.2(d)(i)-        Lease Agreement
Schedule 6.2(d)(ii)-       Phase V Lease
Schedule 6.2(e)   -        License Agreement
Schedule 6.3(a)   -        Transition Plan Agreement
Schedule 6.11     -        Non-Competition Agreement
Schedule 6.22     -        Employees
Schedule 6.23     -        Tangible Personal Property
Schedule 7.1(i)   -        Form of Opinion of Vendor's Counsel (Canada, UK and
                           US)
Schedule 7.1(m)   -        Supply Agreement
Schedule 7.1(n)   -        Shareholders Agreement
Schedule 7.1(p)   -        Form of Release
Schedule 7.3(f)   -        Form of Opinion of Purchaser's Counsel

2 PURCHASE AND SALE OF PURCHASED SHARES

Purchase and Sale of Purchased Shares

Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer the Purchased Shares (other than the shares of Cdn Real Estate Co) to the Purchaser and the Purchased Shares of Cdn Real Estate Co to the Land Purchaser and the Purchaser and the Land Purchaser covenant and agree to purchase from the Vendor respectively as set forth above all but not less than all of the Purchased Shares.

Purchase Price

The purchase price payable to the Vendor in respect of the Purchased Shares (the "Purchase Price") shall be, subject to the terms and conditions of this Agreement including Schedule 6.2(b), the sum of $256,500,001 allocated in accordance with the provisions of Schedule 2.2 and payable as follows:

      (a) At Closing, the Land Purchaser shall pay $1.00, representing the portion of the Purchase Price allocated to the shares of Cdn Real Estate Co;

      (b) At Closing, the Purchaser shall pay 95% of the balance of the Purchase Price allocated to the Purchased Shares (other than the Cdn Real Estate Co Purchased Shares) with the remaining 5% of the said balance of the Purchase Price to be paid to the Escrow Agent to be held as security for the amount due, if any, to the Purchaser on account of the Purchase Price adjustment contemplated in section 2.5 and otherwise pursuant to the terms of the Escrow Agreement.

      All funds payable to the Vendor at Closing shall be paid by way of certified cheque or banker's draft in immediately available funds payable to or to the order of the Vendor.

Closing Balance Sheet

As soon as is practicable, and in any event not later than 45 calendar days following the Closing Date, the Vendor's auditors, Ernst & Young LLP, Chartered Accountants shall conclude an audit of the Business with effect as at the Closing Date and deliver to the Purchaser and the Vendor an audited consolidated balance sheet for the Business as of the close of business on the Closing Date taking into account the implementation of the Reorganization (the "Closing Balance Sheet") together with all notes thereto and together with a calculation of the Purchase Price Adjustment, if any, pursuant to section 2.5 (the "Adjustment Calculation"), all with an audit report in the form of Schedule 2.3 hereto (the "Audit Report").

The Closing Balance Sheet shall be prepared from the books of account, with proper accruals, relating to the Business, in accordance with GAAP and in a manner consistent with the September 29, 2000 balance sheet of the Business, including use of the same accounting policies, principles, bases and methods, and will fairly present on a carve-out basis, in all material respects, the assets and liabilities of the Business as at the Closing Date.

Reasonable access to the working papers of Vendor's auditors shall be granted to the Purchaser's auditors. Audit procedures for the Closing Balance Sheet will include attendance at selected inventory counts and confirmation of selected accounts receivable and accounts payable. The audit materiality threshold shall not be greater than $3,000,000.

Audit of the Closing Balance Sheet shall be made in accordance with generally accepted auditing standards. The Vendor will prepare and deliver to Purchaser not later than 120 days from Closing the U.S. GAAP reconciliation notes to the Closing Balance Sheet and Vendor's auditors will prepare and deliver to Purchaser an audit certificate relating to the U.S. GAAP reconciliation notes.

Disputes Concerning Closing Balance Sheet

The Purchaser may dispute any aspect of the Closing Balance Sheet or the Adjustment Calculation by notice in writing given to the Vendor within 30 calendar days following the delivery of the Closing Balance Sheet to the Purchaser. Unless such dispute is resolved by written agreement within 15 Business Days of such delivery, the Vendor or the Purchaser, within the following 10 Business Days, may request arbitration of the dispute. KPMG (Ottawa) will arbitrate the dispute and shall designate a senior audit partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with the Arbitrations Act (Ontario). The arbitration shall be heard within 30 days of appointment and the decision shall be rendered within 30 days of conclusion of the hearing. The cost of the arbitration shall be in the discretion of the Arbitrator. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and costs) shall be final and binding on the Vendor and the Purchaser and shall not be subject to appeal by either party. Upon agreement with respect to all matters in dispute, or upon a decision of the Arbitrator with respect to all matters in dispute, such amendments shall be made to the Closing Balance Sheet and Adjustment Calculation as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Closing Balance Sheet and Adjustment Calculation shall refer to the Closing Balance Sheet and Adjustment Calculation, as so amended.

Purchase Price Adjustment

If the amount of the net book value shown on the Closing Balance Sheet is less than $180,000,000, the Purchase Price payable for the Purchased Shares (other than the Purchased Shares of Cdn Real Estate Co) shall be decreased by an amount equal to the difference between $180,000,000 and the amount of the net book value shown on the Closing Balance Sheet. If the amount of the net book value shown on the Closing Balance Sheet is greater than $180,000,000 the Purchase Price payable for the Purchased Shares (other than the Purchased Shares of Cdn Real Estate Co) shall be increased by an amount equal to the difference between $180,000,000 and the amount of the net book value shown on the Closing Balance Sheet. In the event that such an adjustment in the Purchase Price is required, such amount, together with interest thereon at a rate equal to the rate charged by Canadian Imperial Bank of Commerce to its most favoured customers for Canadian dollar loans in Canada, from the expiry of the 30 day dispute period referred to in section 2.4, shall forthwith be paid by the Vendor to the Purchaser or the Purchaser to the Vendor, as the case may be, by certified cheque or banker's draft in immediately available funds upon the earliest of (i) the expiry of the delay to dispute the Closing Balance Sheet or Adjustment Calculation if no such dispute is made, (ii) the expiry of the delay to request arbitration if no such request is made, and (iii) the decision of the Arbitrator, subject in all cases to the Escrow Agreement. The term "net book value" as used in this section 2.5 means net book value calculated in accordance with generally accepted accounting principles excluding the following: the assets and liabilities of Cdn Real Estate Co; any cash on hand at Closing in Mitel Telecom Limited as referenced in Schedule 6.2 (b) paragraph 12; any U.S refundable tax recoverable which is to be reimbursed by the Purchaser in accordance with Section 3.25 ; any deferred income tax benefit; any provincial sales tax related to the Reorganization ; and any costs associated with the Reorganization and the Restructuring. The Closing Balance Sheet shall not reflect, in assets, any costs associated with the Restructuring or any prepayments of capital lease obligations under section 6.26 including those referenced in section 10 of Schedule 6.2(b).

Baypoint Innovations

Vendor has advised the Purchaser that it has received an expression of interest to purchase the interest owned by members of the Vendor Group in Baypoint Innovations. In consideration of the Purchaser consenting to the proposed sale, to the extent that a bona fide agreement of purchase and sale therefor, in form and substance reasonably satisfactory to the Purchaser, is executed by the relevant parties thereto on or prior to the Closing Date, each of the Vendor and the Purchaser shall receive an amount equal to one-half of the net proceeds of such transaction and additionally Purchaser shall receive from Vendor $1,300,000 representing approximately one-half of the estimated restructuring charge associated with the Baypoint Innovations had the transaction not taken place. For the purposes of this section 2.6 "net proceeds" means gross proceeds less actual direct sale expenses. Payments of amounts due to the Vendor or the Purchaser pursuant to this section 2.6 shall be made forthwith upon the later of closing and receipt of proceeds of such sale of Baypoint Innovations and the Closing Date.

ARTICLE III

3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser and Land Purchaser as follows and acknowledges that Purchaser and Land Purchaser are relying on such representations and warranties in connection with their purchase of the Purchased Shares:

3.1 Organization

The Vendor is a corporation duly incorporated, organized, validly subsisting and in good standing under the laws of Canada and has the corporate power and authority to own or lease its property, to own the Purchased Shares, to carry on the Business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder. Each corporation in the Vendor Group is a corporation duly incorporated, organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its property and to carry on the Business as now being conducted by it. The Vendor and each corporation in the Vendor Group is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary.

Authorization

The Vendor has received all necessary corporate approvals to enter into this Agreement and to complete the transactions contemplated herein. On or before Closing, each corporation in the Vendor Group shall have received all necessary corporate approvals to enter into the Closing Documents to which it is a party and to complete the transactions contemplated thereunder. This Agreement has been and, when executed, the Closing Documents shall have been duly authorized, executed and delivered by the Vendor and each corporation in the Vendor Group which is a party thereto and this Agreement constitutes and when executed, the Closing Documents shall constitute legal, valid and binding obligations of the Vendor and each corporation in the Vendor Group which is a party thereto, enforceable against the Vendor or each corporation in the Vendor Group as the case may be, by the Purchaser and Land Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

No Other Agreements to Purchase

No Person other than the Purchaser or Land Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor or any corporation in the Vendor Group of all or any part of the Business (except in the case of sales of inventory in the ordinary course of the Business) or all or any part of the Purchased Shares.

Authorized and Issued Capital

Schedule 3.4 sets forth the authorized capital and issued shares of each corporation in the Vendor Group and all issued shares have been duly issued and are outstanding as fully paid and non-assessable, in compliance with Applicable Law including securities laws.

Options

No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of any corporation in the Vendor Group.

Ownership of Purchased Shares

The Vendor is the beneficial owner of record of the Purchased Shares, with good and valid title thereto, free and clear of all Encumbrances other than the interest of the Canadian Imperial Bank of Commerce as administrative agent for the lenders under the credit agreement referenced in Schedule 3.6 and, without limiting the generality of the foregoing, none of the Purchased Shares are subject to any voting trust, shareholder agreement or voting agreement other than, for greater certainty, the Shareholders Agreement contemplated herein effective upon Closing. Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares will be owned by the Purchaser or Land Purchaser, as the case may be, as the registered owner, with good and valid title thereto.

No Subsidiaries

Except as provided in Schedule 3.7, or as contemplated by the Reorganization, no corporation in the Vendor Group owns or is a party to any agreement of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person.

No Violation

Except as provided in Schedule 3.8, the execution and delivery of and performance under this Agreement by the Vendor and the execution and delivery of and performance under the Closing Documents to which each corporation in the Vendor Group is a party and the consummation of the transactions provided for herein by the Vendor and each corporation in the Vendor Group will not result in:

      (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or any corporation in the Vendor Group under:

            (i) any Contract other than any Routine Contract to which the Vendor or any corporation in the Vendor Group is a party or by which any of them is, or any of their properties are, bound;

            (ii) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or any corporation in the Vendor Group;

            (iii) any judgement, decree, order or award of any court,
                  governmental body or arbitrator having jurisdiction over the Vendor or any corporation in the Vendor Group;

            (iv) any license, permit, approval, consent or authorization held by the Vendor or any corporation in the Vendor Group necessary to the ownership of the Purchased Shares or the operation of the Business;

            (v)   any Applicable Law; or

      (b) the creation or imposition of any Encumbrance on any of the Purchased Shares or any of the property or assets of the Vendor relating to the Business or any corporation in the Vendor Group.

Business Assets of the Vendor

The Business is one of two business operations carried on by the Vendor, and the property and assets owned, leased or licensed by the Vendor and each corporation in the Vendor Group are sufficient to carry on the Business as presently conducted. All of the personal property and assets owned and used by the Vendor and each corporation in the Vendor Group are in reasonable condition given their current use in the Business. With the exception of inventory in transit, all the tangible assets of the Vendor and each corporation in the Vendor Group are situate at the locations set out in Schedule 3.9.

Title to Personal and Other Property

The property and assets of the Vendor and each corporation in the Vendor Group in respect of the Business (other than the Real Property and Intellectual Property) are owned beneficially by the Vendor and each corporation in the Vendor Group as the beneficial owner thereof with a good and valid title thereto and, as at Closing, such property and assets will be free and clear of all Encumbrances other than the Permitted Encumbrances.

Location of Real and Leased Property

Schedule 3.11 sets forth the correct municipal address of all the real property owned by the Vendor and each corporation in the Vendor Group relating to the Business and the Lands and Buildings (the "Real Property") and all real property leased by the Vendor and each corporation in the Vendor Group having a threshold annual lease cost of CDN$50,000 in annual base rent relating to the Business. Such leased property together with all other leased property used in the Business are referred to as the "Leased Property".

Title to Real Property

The Vendor and each corporation in the Vendor Group, as the case may be, is not the legal, beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property other than the Real Property. The Vendor or the appropriate corporation in the Vendor Group, as the case may be, is the legal, beneficial and registered owner and has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, all the Real Property and all buildings, structures, improvements and appurtenances situated thereon, stated to be owned by it in Schedule 3.11 and, as at Closing, such Real Property and all buildings, structures, improvements and appurtenances situated thereon will be free and clear of all Encumbrances other than Permitted Encumbrances. The Real Property and all buildings, structures, improvements and appurtenances situated thereon and the current uses thereof comply with all Applicable Laws. Without limiting the generality of the foregoing:

      (a) all accounts for work and services performed and materials placed or furnished upon or in respect of the Real Property or the Leased Property at the request of the Vendor or any corporation in the Vendor Group which are due have been fully paid and satisfied other than such as are subject to bona fide disputes, and no person is entitled to claim a construction or other lien under Applicable Law against the Real Property, the Leased Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed or is reflected in the books of account of the Vendor. In the event a construction or other lien under Applicable Law is claimed against the Real Property, the Leased Property or any part thereof prior to Closing, such claim shall not constitute a breach of this representation and warranty provided it is dealt with pursuant to the provisions of section 6.25 of this Agreement;

      (b) there is nothing owing in respect of the Real Property or the Leased Property by the Vendor or any corporation in the Vendor Group to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed or is reflected in the books of account of the Vendor;

      (c) no part of the Real Property or the Leased Property has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced;

      (d) the Permitted Encumbrances constitute all of the Encumbrances, agreements, indentures and other matters that affect the Real Property or the Leased Property;

      (e) except in respect of the building known as Phase V in the Lands and Buildings, which is under construction, none of the Real Property is currently undergoing any material alteration or renovation nor is any such alteration or renovation contemplated;

      (f) there are no outstanding levies, charges or fees assessed against the Real Property or the Leased Property by any public authority (including development or improvement levies, charges or fees) except as reflected in the books of account of the Vendor;

      (g) to the knowledge of the Vendor except for the Phase V building in the Lands and Buildings, all buildings comprising the Real Property have been completed in accordance with permits validly issued and have been constructed in compliance with and are now in compliance with Applicable Laws;

      (h) except with respect to the existing Phase V building construction in the Lands and Buildings, each of any outstanding site plan, development and any other municipal agreement affecting the Real Property has been fully complied with and satisfied and, subject only to the passing of time, shall be released/discharged without conditions. With respect to the municipal agreements arising from the construction of the Phase V building, the Vendor will comply with such agreements, including the depositing of the financial requirements requested by the municipal authorities, until such agreements are fully complied with and satisfied to the point where, subject only to the passage of time, they are released/discharged without condition;

      (i)   the Lands and Buildings comprise at least 60 acres of land;

      (j) the Lands and Buildings are occupied only by the Vendor and there are no leases in favour of any third parties in respect of any portion thereof; and

      (k) the remaining Lands and Buildings (and all buildings, structures, improvements and appurtenances thereon), when the Phase V (Block 24) lands are excluded therefrom, and the current uses thereof, comply with all Applicable Laws.

Real Property Leases

The Vendor and each corporation in the Vendor Group is not a party to any lease or agreement in the nature of a lease in respect of any real property having an annual base rent of CDN$50,000 or more, whether as lessor or lessee relating to the Business, other than the leases described in Schedule 3.11 relating to the Leased Property. Schedule 3.13 sets out the parties to each of such Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. The Vendor or a corporation in the Vendor Group occupies all the Leased Property and has the exclusive right to occupy and use the Leased Property. Each lease listed in
Schedule 3.13 together with all other leases used in the Business (the "Leases") is in good standing and in full force and effect without amendment thereto, and neither the Vendor or the appropriate corporation in the Vendor Group nor, to the knowledge of the Vendor, any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has provided a true copy of each Lease to the Purchaser.

Inventories

The Business inventories of the Vendor and the Vendor Group are correctly recorded in their respective books of account at the lower of cost and market value, taking into account the applicable reserves for inventories reflected in such books of account. The inventory levels of the Business have been maintained at such amounts as are required for the operation of the Business as presently conducted and as proposed to be conducted, and such inventory levels are adequate therefor.

Accounts Receivable

All accounts receivable, book debts and other debts due or accruing to the Vendor and the Vendor Group relating to the Business are bona fide and such accounts receivable and the allowance for doubtful accounts have been reflected on the books of the Business in accordance with generally accepted accounting principles.

Intellectual Property

For the purposes of this Agreement "Business Intellectual Property" means the Registered Intellectual Property (including Copyright Works, Industrial Designs, Integrated Circuit Topographies, Patents and Trade Marks), the Unregistered Intellectual Property and the Unregistered Trade Marks and the right to take action for infringement of any of the foregoing rights by third parties occurring prior to the Closing Date. Attached hereto as Schedule 3.16(a) is a complete and accurate list of all registered Intellectual Property owned by the Vendor or any corporation in the Vendor Group that is to be assigned to Purchaser at Closing (the "Registered Intellectual Property"). Schedule 3.16(a) also includes complete and accurate particulars of all registrations of Registered Intellectual Property or applications for registration of Business Intellectual Property. For the purposes of this Agreement "Unregistered Intellectual Property" means Trade Secrets, all unregistered Copyright Works; and all Database Rights which are owned by the Vendor or any corporation in the Vendor Group and which are used exclusively in the Business and were created through research, development, marketing, manufacture, sale or service of, or for, the products, projects and technologies set out in Schedule 3.16(b) (the "Business Properties"). All of the right, title and interest in the Unregistered Intellectual Property is to be transferred to the Purchaser upon Closing. The Business Intellectual Property also comprises Unregistered Trade Marks set out in Schedule 3.16(c). The Vendor, its subsidiaries, Affiliates or Associates including the Vendor Group, as the case may be, have all right, title and interest to the Unregistered and Registered Business Intellectual Property. Except as disclosed in Schedule 3.16(d), there are no claims or threatened claims of any infringement or breach of any Intellectual Property rights of any other Person by the Vendor or any corporation in the Vendor Group in connection with the Business; neither the Vendor nor any corporation in the Vendor Group has received any notice that the conduct of the Business infringes any Intellectual Property rights of any other Person and to their knowledge and information, making, using or selling the Business Products does not infringe any third party rights in Intellectual Property. None of the Business Intellectual Property is the subject of an Encumbrance except for Permitted Encumbrances. The Vendor and all corporations in the Vendor Group will make reasonable efforts to provide to Purchaser all material contracts relating to Business Intellectual Property within 30 days following execution of this Agreement. Neither the Vendor nor any corporation in the Vendor Group is in default under or in breach of any Contract, other than any Routine Contract, whereby any Intellectual Property of any third party is licensed or sublicensed to the Vendor or any corporation in the Vendor Group in respect of the Business, including any such Contract pursuant to which the Vendor or any corporation in the Vendor Group has any right to use, copy, modify, prepare derivative works of, license, sublicense or distribute any such third party Intellectual Property. No present or former employee of the Vendor or any corporation in the Vendor Group and, except as disclosed in Schedule 3.16(d), no other Person has claimed any ownership interest in any Business Intellectual Property in which the Vendor or any corporation in the Vendor Group claims an ownership interest. Except as set forth in Schedule 3.16(e) or pursuant to Routine Contracts, the Vendor, in respect of the Business and each corporation in the Vendor Group is not obligated to make any material payments greater than $25,000 with respect to royalties, fees or otherwise to any third party regarding any such third party's Intellectual Property. Vendor has policies and practices relating to the obtaining of assignments of rights in Business Intellectual Property and the waiver of moral rights therein from contractors and employees in appropriate circumstances. With respect to that portion of the Business Intellectual Property which is comprised of Patents listed in Schedule 3.16(a): there are no inventors involved in the creation of the Patents which are not included in
Schedule 3.16(f), except as disclosed in Schedule 3.16(d), nor have any third parties collaborated in the design, conception or development of the subject matter of the Patents; all registrations and applications are in good standing and all registrations have been renewed as required; the subject matter of the Patents has not been dedicated to the public; and all government fees due and owing in respect of the Patents have been paid in a timely manner. With respect to that portion of the Business Intellectual Property which is comprised of Trade Marks: all Trade Marks registrations and applications are in good standing, and all registrations have been renewed as required; none of the Trade Mark registrations or applications have been abandoned, either by act or omission to act; all applicable government fees in relation to Trade Mark registrations and applications have been paid in a timely manner; and all Trade Marks have been used in a manner consistent with the statement of use or intended use filed in connection with applicable Trade Mark applications. Each Contract other than Routine Contracts concerning the licensing of third party Intellectual Property ("External Licenses") which forms or is the basis of or is a plug-in to, or a tool for, some or all of the Business Intellectual Property has been disclosed by the Vendor or the corporations in the Vendor Group, as the case may be to the Purchaser. Except as provided for in Schedule 3.16(f): all External Licenses are in good standing, and neither the Vendor, nor any corporation in the Vendor Group, nor any other Person, is in material breach or in default giving rise to a right of termination under such External License; all External Licenses are freely assignable by the Vendor or by a corporation in the Vendor Group, except as set out in Schedule 3.16(f); to the knowledge of the Vendor's General Counsel, without further inquiry, neither the Vendor nor any corporation in the Vendor Group uses any copyright work or trade secret of any third party other than under a valid license, permission or authorization; and to the knowledge of the Vendor's General Counsel, without further inquiry, neither the Vendor, nor any corporation in the Vendor Group has committed a breach of any surviving clause of an expired External License; each Contract other than Routine Contracts concerning the licensing of Business Intellectual Property to third parties ("License-out Agreements") has been disclosed by Vendor to Purchaser in
Schedule 3.16(g); except as disclosed in Schedule 3.16(g), all material License-out Agreements are in good standing, and neither the Vendor nor any corporation in the Vendor Group is in material breach or in default giving rise to a right of termination under such License-out Agreement; all License-out Agreements are freely assignable by the Vendor or by a corporation in the Vendor Group, as the case may be, without the need for third party consent, except as set out in Schedule 3.16(g); and neither the Vendor, any corporation in the Vendor Group , nor any other Person has committed a breach of any expired License-out Agreement under which any material obligations survive.

Insurance

The Vendor and each corporation in the Vendor Group has all of its Business property and assets insured against loss or damage in amounts customary for businesses of the nature of the Business and such insurance coverage will be continued in full force and effect to and including the Time of Closing.

No Expropriation

No notice or proceeding in respect of expropriation has been given or commenced nor is the Vendor or any corporation in the Vendor Group aware of any intent or proposal to give any such notice or commence any such proceeding.

Agreements and Commitments

Except as described in Schedule 3.19 and elsewhere in this Agreement and the Schedules hereto and excluding Routine Contracts (the "Material Contracts"), the Vendor and each corporation in the Vendor Group is not a party to or bound by any Contract relating to the property, assets or operations of the Business, including, without limiting the generality of the foregoing:

      (a) any distributor, sales, advertising, agency or manufacturer's representative Contract involving more than $5,000,000 annually;

      (b) any collective bargaining agreement or other Contract with any labour union;

      (c) any continuing Contract for the leasing, licensing or purchase of materials, supplies, equipment or services involving expenditures in excess of $2,500,000 annually;

      (d) any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

      (e) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

      (f) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

      (g) any Contract for capital expenditures to be incurred in excess of $2,000,000;

      (h) any Contract for the sale of any Business assets, other than sales of products or inventory to customers in the ordinary course of the Business;

      (i) any Contract pursuant to which the Vendor or any corporation in the Vendor Group is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property providing for expenditures of more than $1,000,000 annually;

      (j) any confidentiality, secrecy or non-disclosure Contract (whether the Vendor or any corporation in the Vendor Group is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition, non-solicitation or similar Contract;

      (k) any license agreement whereby the Vendor or any corporation in the Vendor Group has licensed to any Person any rights in any Business Intellectual Property providing for royalties or license fees of more than $1,000,000 annually;

      (l) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person (except for cheques endorsed for collection);

      (m) any Contract with any Person with whom the Vendor or any corporation in the Vendor Group does not deal at arms length within the meaning of the Tax Act;

      (n) any Contract entered into by the Vendor or any corporation in the Vendor Group other than in the ordinary course of the Business;

      (o) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the shares or assets of the Vendor in respect of the Business or any corporation in the Vendor Group; or

      (p)   any joint venture or partnership Contract.

The Vendor and each corporation in the Vendor Group has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not in default or to its knowledge alleged to be in default in any material respect in respect of, any Material Contract; all Material Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default in any material respect under any Material Contract. The Vendor has provided to the Purchaser access to a true and complete copy of each Contract listed or described on the Schedules hereto and all amendments thereto and upon the completion of the transactions contemplated hereby, assuming that any required consents are obtained, the Subcos will continue to have the right to enforce and enjoy the benefits of all Material Contracts.

Compliance with Laws; Governmental Authorization

To the knowledge of the Vendor, Vendor and each corporation in the Vendor Group is in compliance in all material respects with all Applicable Laws relating to the Business. Schedule 3.20 sets out a complete and accurate list of all material licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licenses") held by or granted to the Vendor and each corporation in the Vendor Group and, to the knowledge of the Vendor or any corporation in the Vendor Group, there are no other material licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the property or assets utilized by the Vendor and each corporation in the Vendor Group. Each License is valid, subsisting and in good standing and the Vendor and each corporation in the Vendor Group is not in default or breach of any License in any material respect and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any License.

Consents and Approvals

There is no requirement under any Contract relating to the Business, other than Routine Contracts, to which the Vendor or any corporation in the Vendor Group is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule 3.21.

Financial Statements

The Financial Statements have been prepared from the books of account with proper accruals relating to the Business in accordance with generally accepted accounting principles and the Financial Statements fairly present on a carve-out basis, in all material respects, the assets and liabilities and income and expenses of the Business as of the dates indicated and for the periods indicated.

Books and Records

The books and records of the Vendor relating to the Business and each corporation in the Vendor Group have been properly and accurately maintained in all material respects.

Absence of Changes

Since September 29, 2000 except for the Reorganization and the Restructuring (including decisions made by the Transition Committee), the Vendor and each corporation in the Vendor Group has carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

      (a)   any Material Adverse Change;

      (b) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor or the Vendor Group relating to the Business, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

      (c)   any material labour trouble adversely affecting the Business;

      (d) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Vendor or the Vendor Group relating to the Business, other than in the ordinary and normal course of the Business;

      (e) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof of Vendor or the Vendor Group relating to the Business in amounts exceeding $250,000 in each instance or $500,000 in the aggregate;

      (f) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Vendor or any corporation in the Vendor Group relating to the Business in amounts exceeding $250,000 in each instance or $500,000 in the aggregate;

      (g) other than for competitive market adjustments, any general increase in the compensation of employees of the Vendor or of any corporation in the Vendor Group relating to the Business (including, without limitation, any increase pursuant to any Employee Plan or commitment) or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent of the Vendor or of any corporation in the Vendor Group relating to the Business (having an annual salary or remuneration in excess of $150,000) or the execution of any employment contract with any current officer or employee (having an annual salary or remuneration in excess of $150,000), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Vendor relating to the Business or of any corporation in the Vendor Group;

      (h) any capital expenditures or commitments of the Vendor relating to the Business or of any corporation in the Vendor Group in excess of $5,000,000 in the aggregate;

      (i) any forward purchase commitments in excess of the requirements of the Vendor relating to the Business or of any corporation in the Vendor Group for normal operating inventories or at prices higher than the current market prices;

      (j) any forward sales commitments other than in the ordinary and normal course of the Business or any failure to satisfy any accepted order for goods or services in an amount in excess of $100,000;

      (k) any material change in the accounting or Tax practices followed by the Vendor and the Vendor Group;

      (l) any material change adopted by the Vendor or any corporation in the Vendor Group in its depreciation or amortization policies or rates; or

      (m) any material change in the terms and conditions, including credit terms offered to customers of, or by suppliers to, the Vendor or any corporation in the Vendor Group.

Taxes

The Vendor and each corporation in the Vendor Group has duly prepared and filed on a timely basis all Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects. Vendor and each corporation in the Vendor Group has paid all Taxes that are due and payable. Vendor and each corporation in the Vendor Group has made adequate provision for Taxes payable by it for the current period and any previous period for which Tax Returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Vendor or any corporation in the Vendor Group, threatened against, the Vendor or any corporation in the Vendor Group in respect of Taxes, nor except as disclosed in
Schedule 3.25 are any material matters under discussion with any Taxing Authority relating to Taxes. Except as disclosed in Schedule 3.25, the income tax liability of the Vendor and each corporation in the Vendor Group has been assessed by the appropriate Taxing Authority for all fiscal years up to and including the fiscal year ended March 31, 2000 and except as disclosed in
Schedule 3.25, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax. The Vendor has provided to the Purchaser a true copy of all tax returns filed by Vendor and each corporation in the Vendor Group in respect of the five last completed fiscal years. Any refundable witholding tax on the payment of a capital reduction in Mitel, Inc. shall be reimbursed to the Vendor upon receipt.

Litigation

Except as described in Schedule 3.26, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of the Vendor or any corporation in the Vendor Group) pending or, to the knowledge of the Vendor or any corporation in the Vendor Group threatened against or affecting, the Business or any of its properties or assets, the Vendor, any corporation in the Vendor Group or the Purchased Shares at law or in equity, before or by any Governmental Authority, or before or by an arbitrator or arbitration board.

Residency

The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

Environmental

      (a) Except as described in Schedule 3.28, the Vendor and each corporation in the Vendor Group, in respect of the Business and the Real Property and the Leased Property have been and are in compliance with all Applicable Laws ("Environmental Laws") relating to the pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, release, threatened release, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any substance, waste, solid, liquid or gaseous matter, pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances, petroleum or petroleum-derived products or substance, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma, organic or inorganic matter, whether animate or inanimate, transient reaction intermediate or any combination of the above deemed hazardous, a waste, toxic or a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law (a "Hazardous Substance");

      (b) To the knowledge of the Vendor, the Vendor, in respect of the Business and each corporation in the Vendor Group has obtained all material licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") required for the operation of the Business, all of which are described in Schedule 3.28. Each Environmental Permit is valid, subsisting and in good standing, the Vendor and each corporation in the Vendor Group is not in default or breach of any Environmental Permit in any material respect and no proceeding is pending, or, to the knowledge of the Vendor, threatened, to revoke or limit any Environmental Permit and none of the Vendor or any corporation in the Vendor Group has received any written notice from any Governmental Authority requiring the amendment, revocation or replacement of any material Environmental Permit or requiring the issuance to the Vendor or any corporation in the Vendor Group of any additional Environmental Permit except for such notices as have been complied with by the Vendor and the Vendor Group or withdrawn by the relevant Governmental Authority;

      (c) Except as described in Schedule 3.28, no Hazardous Substance has been disposed of other than in accordance with Environmental Laws and there have been and are now no above-ground or underground storage tanks on any of the Real Property or Leased Property;

      (d) There are no orders or directions or notices of same from any Governmental Authority which have been received by the Vendor or the Vendor Group in respect of the Business, the Real Property and the Leased Property relating to environmental matters requiring or notifying Vendor in respect of the Business or any corporation in the Vendor Group that it is or may be responsible for, any material containment, cleanup, remediation or corrective action, or any material work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Business or any property of the Vendor in respect of the Business or any corporation in the Vendor Group except for such directions or notices as have been complied with or withdrawn by the relevant Governmental Authority;

      (e) Except as described in Schedule 3.28, the Vendor and each corporation in the Vendor Group has not caused or permitted, nor does it have any knowledge of, the release, in any manner whatsoever, in contravention of Environmental Laws of any Hazardous Substance on, from or threatening to migrate onto any of its properties (including any of the Real Property and Leased Property) or assets or any property or facility that it previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which the Vendor or any corporation in the Vendor Group is or may reasonably be alleged to have liability;

      (f) Neither the Vendor nor any corporation in the Vendor Group has received any notice from any Governmental Authority that it is potentially responsible for any clean-up site or corrective action relating to properties owned or leased in connection with the Business under any Environmental Laws except for such directions or notices as have been fully and finally complied with or withdrawn by the relevant Governmental Authority. Neither the Vendor nor any corporation in the Vendor Group has received any request for information in connection with any federal, state, provincial, municipal or local inquiries as to disposal sites except for such requests as have been fully and finally complied with or withdrawn by the relevant Governmental Authority;

      (g) The Vendor has delivered to the Purchaser true and complete copies of all environmental audits, evaluations, assessments, studies, tests, data or records relating to the Business, the Real Property and the Leased Property in its possession or to which it has access of which it is aware.

Employee Plans Excluding United States

Schedule 3.29 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by the Vendor or any corporation in the Vendor Group for the benefit of employees or former employees of the Business under Applicable Law other than employees or former employees in the United States (the "Employee Plans") and a true and complete copy of each Employee Plan other than any multi-employer plans in which the Vendor or any corporation in the Vendor Group participates has been made available to the Purchaser. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Laws. Except as described in Schedule 3.29 and except as to current or former employees, officers, independent contractors, agents or consultants in the United States:

      (a) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner. No pension promise or commitment has been made to any Employee otherwise than under and in accordance with the Employee Plans and no benefit payable to any Employee under the Employee Plans has been augmented;

      (b) all reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

      (c) there are no pending audits or investigations by any Governmental Authority involving or relating to an Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation or the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor and each corporation in the Vendor Group, are there any facts that could give rise to any liability in the event of such auditor investigation, claim, suit or proceeding;

      (d) no notice has been received by the Vendor or any corporation in the Vendor Group of any complaints or other proceedings of any kind involving the Vendor or any corporation in the

            Vendor Group or, to the Vendor's or each corporation in the Vendor Group's knowledge, any of the employees of the Vendor or any corporation in the Vendor Group before any pension board or committee relating to any Employee Plan or to the Vendor or any corporation in the Vendor Group;

      (e) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and the Purchaser, the Land Purchaser and each of their Associates or Affiliates will not incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement;

      (f) no employees of the Vendor relating to the Business or of the Vendor Group are currently in receipt of workers' compensation or equivalent benefits;

      (g) no employees of the Vendor relating to the Business or of the Vendor Group are currently on pregnancy or parental leave;

      (h) no employees of Vendor in respect of the Business or of any corporation in the Vendor Group are currently in receipt, and, to the knowledge of the Vendor and each corporation in the Vendor Group, there are no facts that could result in such an employee having the potential to receive, long-term disability benefits;

      (i) no employees of Vendor in respect of the Business or of any corporation in the Vendor Group are currently in receipt, and, to the knowledge of the Vendor and each corporation in the Vendor Group, there are no facts that could result in such an employee having the potential to receive, short-term disability benefits;

      (j) no person will become entitled to any retirement (other than ordinary and customary distributions from any retirement plan), severance, bonus or other such payment as a result of the transactions contemplated hereby other than pursuant to the Restructuring; and

      (k) the Vendor and each corporation in the Vendor Group has no obligation to amend any Employee Plan and no amendments will be made or promised prior to the Closing Date.

Employee Benefit Plans - United States

Schedule 3.30 contains a true and complete list of each of the following which is, or has been, sponsored, maintained or contributed to by the Vendor or any corporation in the Vendor Group in respect of the Business or any trade or business, whether or not incorporated (an "ERISA Affiliate") that would be considered affiliated with the Vendor or any corporation in the Vendor Group in respect of the Business under section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing Date is an employee, independent contractor, agent or consultant of the Business in the United States, whether formal or informal, proposed or final, funded or unfunded or whether or not legally binding and with respect to which the Vendor or any corporation in the Vendor Group has any liability:

      (a) each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, ("Plan"); and

      (b) each plan, program, policy, practice, contract, agreement or arrangement providing stock or stock-based awards, bonuses, incentive or performance compensation, vacation, severance, deferred compensation retiree benefits, fringe benefits (whether or not taxable) or employee loans, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program practice or understanding which is not described in subsection 3.30(a) ("Benefit Program or Agreement") (such plans and benefit programs or agreements are sometimes collectively referred to in this Agreement with the employee benefit plans described in section 3.30(a) as the "Employee Benefit Plans").

Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Benefit Plan. The Vendor has delivered to the Purchaser the actuarial valuations, if any, prepared for each applicable Employee Benefit Plan during the past three (3) years.

True, correct and complete copies of each of the current Employee Benefit Plans (other than any multiple employer plan in which the Vendor or any corporation in the Vendor Group participates), and related trusts, if applicable, including all amendments thereto, have been furnished or made available to the Purchaser. There have also been furnished to the Purchaser, with respect to each Plan required to file such report and description, the report on Form 5500 for the past two years, the most recent summary plan description for Employee Benefit Plans other than multiple employer plans in which the Vendor or any corporation in the Vendor Group participates and which are subject to ERISA and the most recent favorable determination letter from the IRS with respect to each Employee Benefit Plan intended to be qualified under the Code.

Except as otherwise set forth on Schedule 3.30:

      (a) none of the Vendor or any corporation in the Vendor Group contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, nor has any liability with respect to a multi-employer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA;

      (b) each of the Vendor or any corporation in the Vendor Group has performed in all material respects all obligations, whether arising by operation of law or by contract, including, but not limited to, ERISA and the Code, required to be performed by it in connection with the Employee Benefit Plans, and, to the Vendor's knowledge, there have been no material defaults or violations by any other party to the Employee Benefit Plans;

      (c) all reports, returns, notices, disclosures and other documents relating to the Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law except to the extent that such failure to file or furnish would not have a material adverse effect on the Plan sponsor, and each Employee Benefit Plan has been administered in compliance in all material respects with its governing written documents;

      (d)   each of the Employee Benefit Plans intended to be qualified under
            Section 401 of the Code has received a favourable determination letter from the IRS regarding such qualified status or is in a remedial amendment period in which to obtain such letter, the Employee Benefit Plan has not been amended, operated or administered in a way which would adversely affect such qualified status and to Vendor's knowledge, nothing has occurred or is expected to occur that would adversely affect the qualified status of any Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter;

      (e) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Vendor or any corporation in the Vendor Group anticipated or threatened against, or with respect to any of the Employee Benefit Plans or their assets;

      (f) each trust maintained in connection with each Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code;

      (g) all contributions to, and payments from, each Employee Benefit Plan that may have been required to be made in accordance with the terms of any such Employee Benefit Plan or applicable law, have been made when due;

      (h) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Plan within the meaning of Section 411(d)(3) of the Code other than as a result of the Restructuring, Reorganization or other transactions contemplated by this Agreement;

      (i) the assets of each Employee Benefit Plan that is a defined benefit plan subject to Title IV or ERISA are at least equal to the liabilities of such Employee Benefit Plan, based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Benefit Plan;

      (j) no act, omission or transaction has occurred which could result in imposition of (A) breach of fiduciary duty liability damages under
            Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code except such act, omission or transaction that would not have a material adverse effect on the relevant Plan sponsor;

      (k) to the knowledge of the Vendor or any corporation in the Vendor Group there is no matter pending with respect to any of the Plans before the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation;

      (l) there are no Employee Benefit Plans which provide, or have any liability to provide, life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) to any Employee (as defined in Section 3.32) of the Business upon retirement or termination of employment, except as may be required by statute, and there are no promises, representations or contracts (oral or written) with any Employee or group of Employees that life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay) would be provided upon retirement or termination of employment, except to the extent required by statute;

      (m) each Employee Benefit Plan provides that it may be unilaterally amended or terminated in its entirety without any liability or other obligation except as set forth in the plan upon such amendment or termination or required by law; and

      (n) no payment or benefit which will or may be made by Vendor, Purchaser or any affiliate with respect to any Employees as a result of the transactions contemplated hereby will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

Collective Agreements

Except as described in Schedule 3.31, the Vendor and each corporation in the Vendor Group has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule 3.31, neither the Vendor nor any corporation in the Vendor Group is aware of any current attempts to organize or establish any labour union or employee association with respect to any Business employees, nor is there any certification of any such union with regard to a bargaining unit.

Employees

Schedule 3.32 contains a complete and accurate list of all employees from the Vendor's common services group who have been transferred to the Business since January 1, 2000. The Vendor and each corporation in the Vendor Group is in compliance in all material respects with all Employment Legislation with respect to all employees of the Business, including those referred to in Schedule 6.22 ("Employees").

Employee Accruals

All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Business.

Customers and Suppliers

Schedule 3.34 sets out the major customers of the Business (being those customers of the Business accounting for more than $5,000,000 of sales for the period September 24, 1999 to September 29, 2000) and there has been no termination or cancellation of, and no material modification or change in, the business relationship or Contract terms or conditions with any major customer or group of major customers which has materially adversely affected the Business. The Vendor and each corporation in the Vendor Group has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Vendor or any corporation in the Vendor Group in respect of the Business will not continue after the Closing Date in substantially the same manner as prior to the date of the Agreement except for those relationships which, if discontinued, would not materially adversely affect the Business.

Product Warranties

Schedule 3.35 is a complete list of all standard express, written warranties given to purchasers of products supplied by the Vendor in respect of the Business and each corporation in the Vendor Group and any written exceptions thereto which are materially more onerous to the Vendor.

Grants

Except as disclosed in Schedule 3.36 the Vendor, in respect of the Business and each corporation in the Vendor Group, has not applied for or received any grant or financial assistance from any Governmental Authority. Full particulars of all grants or financial assistance received from any supranational, national or local authority or government agency (and all applicable for any such) and in respect of which there remains any obligation to repay all or part thereof are contained in Schedule 3.36 and there are no circumstances (including the sale of the Purchased Shares) which might lead to the whole or part of any such grant or other financial assistance becoming repayable or forfeited. No grant or financial assistance entitles any such Governmental Authority to any interest in any Business Intellectual Property.

Full Disclosure

There has been no event, transaction or information that has come to the knowledge of the Vendor or any corporation in the Vendor Group that has not been disclosed to the Purchaser and Land Purchaser in writing that could reasonably be expected to have a material adverse effect on the Business.

4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND LAND PURCHASER

Each of the Purchaser and Land Purchaser, subject to the provisions of section 10.8, severally and not jointly or jointly and severally, represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

Organization

The Purchaser is a corporation validly subsisting under the laws of Canada and has the corporate power to enter into and perform its obligations pursuant to this Agreement and the Closing Documents to which it is a party. Land Purchaser has the capacity to enter into this Agreement and the Closing Documents to which he is a party.

Investment Canada

Each of the Purchaser and Land Purchaser is a Canadian within the meaning of the Investment Canada Act (Canada).

No Violation

The execution and delivery of this Agreement by the Purchaser and Land Purchaser and the consummation of the transactions provided for herein including execution of the Closing Documents will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser or Land Purchaser under:

      (a) any Contract to which the Purchaser or Land Purchaser is a party or by which it or he is bound;

      (b) in the case of the Purchaser, any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

      (c) any judgement, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or Land Purchaser; or

      (d)   any Applicable Law.

Authorization

This Agreement has been and, when executed, the Closing Documents will have been duly authorized, executed and delivered by each of the Purchaser and Land Purchaser and this Agreement constitutes and, when executed, the Closing Documents will constitute legal, valid and binding obligations of the Purchaser or Land Purchaser, enforceable against the Purchaser or Land Purchaser, as the case may be, by the Vendor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Financing

Land Purchaser has the financial resources available or financing committed to permit payment of the Mortgage proceeds and the Purchase Price for the Purchased Shares.

Residency

Each of the Purchaser and the Land Purchaser is not a non-resident of Canada for the purposes of the Tax Act.

5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Survival of Representations and Warranties of the Vendor.

The representations and warranties of the Vendor contained in Article III of this Agreement and the related Closing Certificate shall survive the Closing until the second anniversary of the Closing Date and, notwithstanding such Closing, or any investigation made by or on behalf of the Purchaser or Land Purchaser, shall continue in full force and effect for the benefit of the Purchaser or Land Purchaser during such period, except that:

      (a) the representations and warranties set out in sections 3.6, 3.10 and, as to title only, 3.12 (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to subsection 7.1(a) (the "Closing Certificates")) shall survive the Closing and continue in full force and effect without limitation of time;

      (b) the representations and warranties set out in section 3.25 (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the Closing and continue in full force and effect until, but not beyond, 90 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such Tax legislation to the Vendor and any corporation in the Vendor Group, provided the Vendor and any corporation in the Vendor Group did not file any waiver or other document extending such period. Purchaser agrees not to file any waiver or other document extending any such period in respect of Tax years of Vendor or any corporation in the Vendor Group ending prior to the Closing Date without the consent of Vendor;

      (c) the representations and warranties set out in section 3.28 (and the corresponding representations and warranties set out in the Closing Certificates) shall survive the Closing until the fifth anniversary of the Closing Date; and

      (d) a claim for any breach of any of the representations and warranties contained in Article III of this Agreement (and the corresponding representations and warranties set out in the Closing Certificates) involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

Expiry of the Representations and Warranties of the Purchaser and Land Purchaser

The representations and warranties of the Purchaser and Land Purchaser contained in Article IV of this Agreement or any Closing Certificate shall survive the Closing until the second anniversary of the Closing Date.

6 COVENANTS

Vendor's Restructuring and Cost Reduction Program

      (a) Vendor shall effect the restructuring and cost reduction program for the Business as more particularly described in Schedule 6.1 (a) hereto (the "Restructuring"). Vendor shall implement and be responsible for all costs and other obligations of or pertaining to the Restructuring not to exceed $20,000,000 and Vendor and Purchaser agree that the Closing Balance Sheet shall contain an accrual in the amount of $3,200,000 representing a portion of such $20,000,000 amount relating to Restructuring costs not then expended by Vendor.

      (b) The implementation of the Restructuring shall be overseen by a committee (the "Transition Committee") which shall be comprised of Messrs. Kirk Mandy, Paul Butcher and Dr. Terence H. Matthews or their respective designee as each may so designate from time to time. The Transition Committee shall oversee the Restructuring, and the implementation of the Transition Plan Agreement more fully described below.

Reorganization

      (a) The present corporate structure of the Vendor is set out in Schedule 6.2(a).

      (b) The Vendor shall effect a reorganization of the Business as more particularly described in Schedule 6.2(b) (the "Reorganization"). Vendor acknowledges and agrees that Purchaser may effect a further reorganization following Closing whereby Cdn Product Co may be split into two corporations being Cdn Product Co and a Canadian manufacturing and repair corporation. Notwithstanding any other provision of this Agreement, Purchaser shall be entitled to a 100% ownership interest in any such Canadian manufacturing and repair corporation and Vendor's 10% interest in Cdn Product Co shall not entitle it to any interest in the Canadian manufacturing and repair corporation or to any compensation as a result of the spin-off of the manufacturing and repair components of Cdn Product Co into a separate entity, 100% of which shall be owned by Purchaser.

      (c) The Reorganization shall be completely effected immediately prior to the Time of Closing. The Reorganization shall be effected in compliance in all material respects with all Applicable Laws. The effect of the Reorganization shall be such that the Business will be conducted by the Subcos immediately prior to the Closing.

      (d) Included in the Reorganization shall be the transfer of all of the lands and buildings in Kanata, Ontario owned, directly or indirectly, by the Vendor (the "Lands and Buildings") to Cdn Real Estate Co for $61,750,000, subject to adjustments as at the Closing Date in accordance with usual and normal practice for adjustments between a vendor and a purchaser with respect to the purchase of comparable real properties, including realty taxes and operating expenses with the adjustment expenses relating to the Closing Date being allocated to Cdn Real Estate Co, which shall be satisfied by the delivery to Vendor by Cdn Real Estate Co of a demand unsecured promissory note in the amount of $61,749,999, and one common share of Cdn Real Estate Co valued at $1.00. At the Closing the Mortgage proceeds will be paid to Cdn Real Estate Co, Cdn Real Estate Co shall pay $61,749,999 to Vendor, the unsecured promissory note in such amount will be cancelled and the Land Purchaser shall acquire all of the outstanding shares of Cdn Real Estate Co for $1.00. The mortgagee(s) under the Mortgage shall be one or more financial institution(s) or other entities selected by the Land Purchaser failing which the Land Purchaser himself shall provide the Mortgage financing. From and after the Closing, the Vendor shall, by a triple net lease in the form attached hereto in Schedule 6.2(d)(i) (the "Lease Agreement"), lease from Cdn Real Estate Co both: (i) that portion of the buildings currently occupied by the Vendor's semiconductor business division (but in no event less than twenty-two (22%) of the gross leasable area of the buildings presently situate on the lands, excluding for this purpose the building presently under construction known as Phase V) for a ten
            (10) year term, and (ii) the second floor corporate offices portion of the Phase I building and the Phase I entrance for a term expiring on the earlier of: (A) substantial performance (as defined in the Construction Lien Act (Ontario)) of the construction of the Phase V building; or (B) eighteen (18) months following the Closing Date. The net rent to be paid by the Vendor pursuant to the two (2) above described Lease Agreements shall be stipulated as an annual net rent calculated on the agreed approximate rentable area of the premises multiplied by Thirteen Dollars ($13) and Nine Dollars ($9) per rentable square foot for office and non-office space, respectively. From and after the Closing, the Vendor shall also by a triple net lease, in the form attached hereto in Schedule 6.2(d)(ii) (the "Phase V Lease"), lease from Cdn Real Estate Co the Phase V building in an "as is, where is" condition for a term expiring ten (10) years after substantial performance (as defined in the Construction Lien Act (Ontario)) of the construction of the Phase V building. The Vendor shall complete (as defined in the Construction Lien Act (Ontario)) the construction of the Phase V building and its attendant exterior amenities (including without limitation, all parking areas, driveways and landscaping) in accordance with the amended site plan agreement in respect of such work (including without limitation, making the necessary financial deposits to the municipality) and the existing plans and specifications as disclosed to the Land Purchaser, in each case amended as is necessary for Phase V to be serviced as a stand-alone site, including without limitation, the separate provision of water, sewer, electricity, gas (if applicable) and all other utilities. Upon the completion (as defined in the Construction Lien Act (Ontario)) of the construction of the Phase V building and its attendant exterior amenities in accordance with the existing plans and specifications as disclosed to the Land Purchaser, amended as provided above, Cdn Real Estate Co shall pay to the Vendor a tenant improvement allowance on the terms described in section 19.1 of the Phase V Lease. If the Cdn Real Estate Co fails to pay the above described tenant improvement allowance as so required, the Vendor shall have an option to purchase Block 24 on the terms described in section 19.2 of the Phase V Lease. Once constructed the Phase V building shall comprise a rentable area (measured in accordance with the

            BOMA Standard of Measurement (ANSI Z65.1-1996)) of approximately 103,000 square feet but in no event three percent (3%) greater or less than the construction area shown on the building permit drawings disclosed to the Land Purchaser. The annual net rent to be paid by the Vendor pursuant to the Phase V Lease shall be calculated at a rate of Fifteen Dollars ($15) per square foot of the rentable area of the Phase V building, adjusted as provided below. The net rent payable for the Phase V Lease is based in part on Cdn Real Estate Co's estimate of the cost of the conventional third party first mortgage financing of Block 24 amortized over twenty-five (25) years and calculated at estimated interest rate of 8.5 percent for ten (10) years, compounded semi-annually and payable monthly in arrears. If there is a change (i) in the interest rate charged by Cdn Real Estate Co's lender from the estimated rate of 8.5 percent compounded semi-annually and payable monthly in arrears, or (ii) either the assumed twenty-five (25) year amortization period or the ten (10) year term, the cost or benefit of the change shall be paid by or credited to the Vendor in accordance with the methodology described in the Phase V Lease, and the above prescribed annual net rent payable by the Vendor shall be adjusted accordingly for each month of the terms of the respective leases. The Phase V Lease shall permit the Vendor to sublease the Phase V building, in whole or in part, without Cdn Real Estate Co's prior consent, but on notice in writing, provided the Vendor delivers to Cdn Real Estate Co an agreement by the subtenant in the form prescribed by the Phase V Lease wherein the subtenant covenants with Cdn Real Estate Co that the sublease is subject and subordinate to the Phase V Lease , to be bound by the terms of the Phase V Lease in so far as they are applicable to that part of the Phase V building sublet to the subtenant, and wherein the subtenant waives its rights under sections 21, 32(2) and 39(2) of the Commercial Tenancies Act (Ontario).

      (e) The Purchaser and Land Purchaser reserve the right to modify details of the Reorganization by written notice to the Vendor provided that any such notice is sent sufficiently in advance of the Closing so as to enable the Vendor, in good faith, to analyze the impact of the desired changes, to effect same on or before Closing and provided that the Vendor is not put to any greater risk or cost than the Vendor would be as a result of effecting the Reorganization as described in Schedule 6.2 (b). The Vendor reserves the right to modify details of the Reorganization by written notice to the Purchaser and Land Purchaser provided that any such notice is sent sufficiently in advance of the Closing so as to enable the Purchaser and Land Purchaser, in good faith, to analyze the impact of the desired changes and provided that the Purchaser and Land Purchaser are not put to any greater risk or cost than the Purchaser and Land Purchaser would be as a result of effecting the Reorganization as described in Schedule 6.2 (b).The Reorganization will result in the Subcos carrying on the Business in succession to the Vendor and the Vendor Group excluding the Subcos. The assets of the Business shall include all assets which are necessary to carry on the Business and which are owned, leased or licensed for use to a significant extent in connection with the Business and shall include, without limitation, the name "Mitel" and all related names and trade marks, a minimum of 510 patents and patent applications that pertain to the Business and such Intellectual Property rights of the Vendor and the Vendor Group which apply to or are utilized in the Business including Intellectual Property rights that are presently jointly required by the Business and the other business of the Vendor and the Vendor Group including, without limitation, at least 310 patents and patent applications. The Vendor shall retain ownership of such jointly required rights and shall grant the Purchaser and the Subcos a license therein in the form attached hereto as Schedule 6.2(e) (the "License Agreement"). If the Vendor, the Purchaser or Land Purchaser discovers at any time, whether before or after the Closing, that a certain asset, right or other property is or was not included in the Reorganization but should have been so included as it is or was or is contemplated to be a part of the Business, it shall immediately notify the other parties. The Vendor, Purchaser and Land Purchaser shall do all such acts and things and shall cause all such third parties to do likewise to effect the immediate transfer or license of the relevant asset, right or other property to Purchaser, Land Purchaser or as either of them may otherwise direct.

Transition Plan

      (a) The parties agree to implement a transition plan agreement (the "Transition Plan Agreement") the current form of which is attached hereto as Schedule 6.3(a). The Transition Plan Agreement sets forth the details to permit the orderly transfer of the Business to the Purchaser and the Subcos in an efficient and timely manner. The implementation of the Transition Plan Agreement shall include provisions relating to the relocation of personnel, furniture and other facilities of the Business and the other business of the Vendor and the Vendor Group within the Lands and Buildings presently occupied by them so as to enable the Vendor and the Subcos to carry on their respective business as separate entities effective the Closing Date. The Purchaser and the Vendor agree that following Closing they will continue to provide mutual services and support, on a cost recovery basis, as may be required for the transition period to enable them to carry on their businesses.

Tax Matters

The following provisions shall govern the allocation of responsibility as amongst the Purchaser, Land Purchaser and the Vendor for certain Tax matters following the Closing Date:

      (a) Tax Periods Ending on or Immediately Before the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Subcos for the period ending immediately before (in the case of the Canadian Subcos) or on or immediately before or after (in the case of Mitel, Inc., Mitel Communications Solutions, Inc. and Mitel Telecom Limited) the Closing Date and that are required to be filed after the Closing Date in accordance with the provisions of the Tax Act. The Vendor shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Vendor and the Vendor Group excluding the Subcos for all periods ending on or immediately before the Closing Date and that are required to be filed after the Closing Date in accordance with the provisions of the Tax Act. All such Tax Returns shall be on a basis reasonably consistent with prior Tax Returns of the relevant corporation or entity. Without affecting the indemnity provisions contained in subsection 9.1(c), the Vendor shall be entitled to review and, acting reasonably, approve the first Tax Returns prepared by the Purchaser in respect of the Subcos to the extent that such Tax Returns deal with matters or actions which occurred prior to the Closing Date.

      (b) Cooperation on Tax Matters. The Purchaser, the Land Purchaser, the Vendor and the Vendor Group shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Vendor shall deliver to the Purchaser on the Closing Date all books and records with respect to Tax matters pertinent to the Subcos relating to any Tax period beginning before the Closing Date that are in the possession or control of the Vendor. The Purchaser and the Vendor further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

      (c)   GST, Other. The parties also agree as follows:

            (i) Vendor shall cause the Canadian Subcos to become GST registrants prior to the Closing Date. Vendor is required to collect GST on the transfer of the Business to Subcos, except on the transfer of real property, and remit that Tax to the appropriate Taxing Authority. Cdn Real Estate Co will be required to self-assess GST payable on the consideration for the Lands and Buildings and remit that Tax directly to the appropriate Taxing Authority. The notes referred to in
                  Schedule 6.2(b), sections 1 and 5 will be acquired at face value for cash from Vendor by the Purchaser on Closing. GST arising on transactions after Closing is to be borne by the Subcos.

            (ii) Any Ontario provincial sales tax ("PST") that may be payable on the transfer of tangible personal property to Subcos will be self-assessed by the Subco and remitted directly to the Ministry of Finance of Ontario. PST arising on transactions occurring on (including the Reorganization) or after the Closing Date is to be borne by the Subcos.

            (iii) Land transfer tax arising on the transfer of the Lands and
                  Buildings is to be borne by the Cdn Real Estate Co.

Access to the Business

For transition purposes, the Vendor shall continue to make available to the Purchaser and its authorized representatives, including those of its lenders, subject to signing confidentiality agreements reasonably satisfactory to the Vendor, the documents as were provided to Purchaser in the Vendor's "data room". The Vendor shall afford the Purchaser, its authorized representatives and those of its lenders, reasonable access to the Business and the property, assets, undertaking, records and documents of the Vendor or the Vendor Group pertaining to the Business. At the Purchaser's request and as approved by the Transition Committee, the Vendor shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

      (a)   employees of the Vendor and the Vendor Group;

      (b) customers, suppliers, distributors or others who have or have had a business relationship with the Vendor and the Vendor Group; and

      (c) auditors, solicitors or any other persons engaged or previously engaged to provide services to the Vendor and the Vendor Group who have knowledge of matters relating the Business.

Delivery of Books and Records

At the Time of Closing there shall be delivered to the Purchaser, by the Vendor, all of the books and records of and relating to the Subcos or the Business for the past 5 years plus all books, records and documents older than 5 years relating to that portion of the Business Intellectual Property which is transferred or assigned to or remains with, as the case may be, the Purchaser or any Subco pursuant to this Agreement or current litigation pertaining to the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records. Upon request of the Purchaser from time to time, Vendor shall provide, and shall instruct its auditors to provide, all such accounting and financial information in its possession or under its control relating to the Business prior to the Closing Date (as part of the overall business operations of the Vendor as conducted up to the Closing Date) as may reasonably be required by the Purchaser and/or the Subcos in connection with any initial public offering, with any reasonable costs and expenses incurred by the Vendor or the auditors in that connection to be for the account of the Purchaser.

Change and Use of Name

The Vendor agrees that on or before August 31, 2001, it will change its name and the name of any of its Associates or Affiliates (other than the Vendor Group) that bear the name "MITEL" to a name that does not include the word "MITEL" or any part thereof or any similar words. Commencing on the Closing Date, Vendor and each of its Associates or Affiliates (other than the Vendor Group) shall use their best efforts to cease the use thereof as quickly as possible and to use only business and trade names not including the name "MITEL" to conduct their affairs subject only to Applicable Law. The Vendor agrees that, except as otherwise specifically provided herein, from and after the Closing Date neither the Vendor nor any of its Associates or Affiliates will use the name "MITEL" or any part thereof or any similar words. Notwithstanding the above, the Vendor and the Vendor Group shall be entitled to use the name "MITEL" for a period ending not later than August 31, 2001, in accordance with a royalty free license, in form and substance reasonably satisfactory to Vendor and the Purchaser, to be entered into between the Vendor and the Purchaser on the Closing Date.

Conduct Prior to Closing

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall and shall cause the Vendor Group to conduct the Business only in the ordinary and normal course of business consistent with past practice, and the Vendor and the Vendor Group shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute in any material respect a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein;

      (b) Continue Insurance. The Vendor shall maintain in full force and effect all policies of insurance or renewals thereof now in effect with respect to the Business;

      (c) Regulatory Consents. The Vendor shall use its best efforts to obtain or cause the Vendor Group to obtain at or prior to the Time of Closing, from all appropriate the licenses, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 3.20 - Licenses and Permits;

      (d) Contractual Consents. The Vendor shall use its best efforts to give or obtain or cause the Vendor Group to give or obtain the notices, consents and approvals described in Schedule 3.21 - Consents;

      (e) Preserve Goodwill. The Vendor shall use its best efforts to preserve intact and cause the Vendor Group to preserve intact the Business and the property, assets, operations and affairs thereof and to carry on the Business as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor or any entity within the Vendor Group;

      (f) Discharge Liabilities. The Vendor shall cause and shall cause the Vendor Group to pay and discharge the liabilities of the Vendor and the Vendor Group in the ordinary course in accordance and consistent with the previous practice of the Vendor and the Vendor Group, except those contested in good faith by the Vendor and the Vendor Group;

      (g) Corporate Action. The Vendor shall use its best efforts to take and shall cause the Vendor Group to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transactions contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor and the Vendor Group to be held for such purpose;

      (h) Best Efforts. The Vendor shall use its best efforts to satisfy the conditions contained in section 7.1;

      (i) Litigation. The Vendor will promptly supply to the Purchaser copies of all material litigation or legal proceedings pertaining to the Vendor, the Vendor Group or the Business which may arise subsequent to the execution of this Agreement and will also advise the Purchaser promptly in writing of any threat of material litigation or other legal proceeding pertaining to the Vendor, the Vendor Group or the Business which is made between the date hereof and the Closing Date;

      (j) Notice of Events. During the period from the date of this Agreement to the Closing Date, (i) the Vendor shall give prompt notice to the Purchaser and Land Purchaser of the occurrence or non-occurrence of any event or information of which it becomes aware and which would be likely to cause any representation or warranty of Vendor contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (ii) Purchaser and Land Purchaser shall give prompt notice to the Vendor of the occurrence or non-occurrence of any event or information of which it becomes aware and which would be likely to cause any representations or warranties of the Purchaser or Land Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

      (k) Filings and Authorizations. Each of the Vendor, the Purchaser and the Land Purchaser, as promptly as practicable, shall (i) make, or cause to be made, all filings or submissions under Applicable Law as may be required for it to consummate the transactions contemplated hereby; (ii) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and Governmental Authorities necessary to be obtained by it in order for it so to consummate such transactions; and (iii) to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The parties shall co-ordinate and co-operate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each of the others in connection with the foregoing.

Delivery of Documents

The Vendor shall deliver and shall cause each corporation in the Vendor Group to deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser and Land Purchaser with a good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances. The Vendor shall deliver to Cdn Real Estate Co all necessary transfers (in registrable form), assignments and other documentation reasonably required to transfer the Lands and Buildings to Cdn Real Estate Co with a good and marketable title, in fee simple free and clear of all Encumbrances other than Permitted Encumbrances.

Exclusivity

None of the Vendor, any entity within the Vendor Group nor any of their Affiliates or any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Time of Closing or the termination of this Agreement in accordance with its terms, directly or indirectly:

      (a) solicit, encourage or initiate the submission of a proposal or offer from any Person for, or acknowledge, acquiesce in or accept, or

      (b)   participate in any discussions pertaining to, or

      (c) furnish any information to any Person other than the Purchaser and Land Purchaser relating to,

any acquisition or purchase of all or substantially all of the Business or a merger, consolidation, amalgamation or business combination with the Vendor or any corporation in the Vendor Group. In addition to the foregoing, if the Vendor or any entity within the Vendor Group receives any unsolicited offer or oral or written proposal, or request for information relating to any of the above, the recipient shall immediately notify the Purchaser thereof and the terms thereof.

Non-Competition and Non-Solicitation

The Vendor and each member of the Vendor Group, except the Subcos, on the one hand and the Purchaser, Dr. Terence H. Matthews and the Subcos on the other hand shall enter into the 5 year non-competition and the 2 year non-solicitation agreement attached hereto as Schedule 6.11 - Non-Competition Agreement.

Employees

The Purchaser shall cause the Subcos to continue the employment of each Employee (not otherwise terminated or to be terminated as part of the Restructuring) after the Closing Date on terms and conditions of employment at least the same as the terms and conditions on which each such Employee was employed by the Vendor or by the Vendor Group, excluding the Subcos, immediately prior to the Closing Date, as disclosed to the Purchaser prior to the

Closing Date, except as to matters relating to stock option or stock purchase plans. The Vendor will cause all stock options to acquire Vendor shares ("Options") held by the Employees to be treated as follows:

      (a) if the Employee remains employed by the Purchaser or any of the Subcos until at least the first anniversary following the Closing Date, all of his Options vested at Closing Date and 50% of his unvested Options will be exercisable for 180 days following the first anniversary of the Closing Date;

      (b) if the Employee's employment with the Purchaser or any of the Subcos terminates (voluntarily or involuntarily) before the first anniversary of the Closing Date, the Employee will have 30 days following such termination to exercise his Options which were vested as of Closing Date with all other Options being forfeited; and

      (c) any transfer of employment as part of the Restructuring or the Reorganization or thereafter within or among the Purchaser or any of the Subcos shall not be considered a termination of employment for the purposes of this provision.

Intellectual Property Litigation Release

      (a) The Vendor, on its own behalf and on behalf of any Person controlled by the Vendor agrees that it will not, after the Closing, bring any action or claim whatsoever against the Business, the Purchaser or any of the Subcos or their respective Affiliates in respect of any infringement of the Intellectual Property of the Vendor or of any Person controlled by the Vendor which occurred in connection with the development of the Business prior to the Closing Date or which relates to the permitted use by the Purchaser, any of the Subcos or their Affiliates of or the enjoyment by the Purchaser, any of the Subcos or their Affiliates of any of their rights and privileges in the Business Intellectual Property or any Intellectual Property of Vendor licensed to Purchaser, the Subcos or any of their Affiliates at Closing.

      (b) With respect to the current license arrangements between the Vendor and Lucent Technologies, 45% of the annual payment thereunder shall be allocated to the Business and be paid by Cdn Product Co.

Purchaser Intellectual Property Litigation Assistance

The Vendor hereby grants the Purchaser and the Subcos a royalty free world-wide license to exploit the Intellectual Property of the Vendor and the Vendor Group in existence as at the Closing Date for the sole purpose of assisting the Purchaser and the Subcos, on an ongoing basis, in defending or otherwise challenging any third party claim brought against the Purchaser or any of the Subcos alleging infringement of the Intellectual Property of any third party. The Vendor and the Purchaser agree that they shall use commercially reasonable efforts to assist and cooperate with each other or the relevant Subco to defend any such third party claim.

Delivery of Vendor's and Vendor Group's Corporate and Closing Documentation

The Vendor shall deliver to the Purchaser a certificate, certified by a senior officer of the Vendor, dated as of the Closing Date, of the constating documents and by-laws of each of the Vendor and the corporations in the Vendor Group and of the resolutions of each of the Vendor and the corporations in the Vendor Group authorizing the execution, delivery and performance by the Vendor and the corporations in the Vendor Group of this Agreement (if a party) and any documents to be provided by any of them pursuant to the provisions hereof. The Vendor shall execute and deliver or cause to be executed and delivered to the Purchaser and Land Purchaser such copies of such other documents relevant to the Closing as the Purchaser and Land Purchaser, acting reasonably, may request.

Delivery of Purchaser's and Land Purchaser's Closing Documentation

The Purchaser shall deliver to the Vendor a certificate, certified by a senior officer of the Purchaser, dated as of the Closing Date, attaching a copy of its constating documents, by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser and the Land Purchaser shall also execute and deliver or cause to be executed and delivered such copies of each of such other documents relevant to the Closing as the Vendor, acting reasonably, may request.

Collective Bargaining Agreements

Neither the Vendor nor any corporation in the Vendor Group shall enter into any collective bargaining agreement which contains terms and conditions which would materially affect the Purchaser's ability to carry on the Business including, without limitation, entering into any collective bargaining agreement which contains a successorship provision or any provision which requires the Purchaser to assume the collective bargaining agreement.

Deliveries

The Vendor has delivered, or will deliver within seven (7) Business Days of execution of this Agreement, on a readily accessible basis, in a document room located in the Real Property, to the extent within the Vendor's possession or control and to the extent not already provided, the following:

(a) a copy of all architectural, mechanical, electrical, structural plans or specifications, including "as built" plans, specifications and drawings for the buildings on the Real Property and all structural, engineering, mechanical, building condition and building inspection reports;

(b) true and complete copies of all environmental audits, evaluations, assessments, studies, tests, data or records relating to the Real Property;

(c)   a copy of any Contract relating to the Real Property;

(d) up-to-date building location surveys of the Real Property prepared by qualified land surveyors; and

together with all other items reasonably requested by the Purchaser.

Letters of Authorization

Upon request by the Purchaser or Land Purchaser, the Vendor shall provide letters of authorization to any regulatory authority having jurisdiction over the Real Property, authorizing said authority to release to the Purchaser or Land Purchaser or their solicitors or agents any and all information on their files respecting the Real Property.

Investigation

The Purchaser and Land Purchaser and their representatives may make such investigations, tests (including subsurface, soil and ground water investigations) or enquiries of the Real Property as the Purchaser or Land Purchaser deem necessary, acting in a commercially reasonable manner. The Vendor shall provide full access to the Real Property to the Purchaser or Land Purchaser and their representatives during normal business hours provided that at least 24 hours notice is given to the Vendor together with a description of the proposed investigation, test or inquiry.

Title Objections

The Land Purchaser shall examine the title to the Lands and Buildings and notify the Vendor of any objections to title by January 31, 2001. No objections to title shall be made after this date except for objections to title based upon facts or matters arising after the date of the Land Purchaser's title search.

Employee Schedule

On or before January 31, 2001 the Vendor shall prepare Schedule 6.22 which shall be appended to this Agreement and shall (i) list all Employees, including those on lay-off, who have been absent continually from work for a period in excess of one month, as well as the reason for their absence; (ii) contain a list of all loans made by the Vendor and each corporation in the Vendor Group to Employees or directors including principal owing, interest and repayment schedule; (iii) contain a list of all complaints, claims or charges outstanding or anticipated by the Vendor and each corporation in the Vendor Group by Employees, independent contractors, employees of agencies, secondees or leased employees and consultants, used in the Business; (iv) contain a list of all orders, decisions, directions or convictions currently registered or outstanding by any court, tribunal, agency or other Governmental Authority against or in respect of the Vendor and each corporation in the Vendor Group relating to the employment of Employees or former employees; (v) specify the date of hire, title or classification, situs of employment and rate of salary or hourly pay, citizenship, vacation accrued, service credited for purposes of vesting and eligibility under Employee Plans and Employee Benefit Plans (other than those plans that will not be maintained after the Closing Date) and commission or bonus entitlements (if any) for each such Employee; (vi) contain a list of all individuals who are not Employees, and who supply their services to the Vendor or any corporation in the Vendor Group under personal services Contracts (including independent contractors, employees of agencies, secondees or leased employees and consultants) specifying location, start and end date of engagement, services supplied, supplying agency and fees and other amounts payable by the Vendor or any corporation in the Vendor Group.

Tangible Personal Property Schedule

By January 15, 2001, the Vendor shall deliver to the Purchaser a list of all tangible personal property of the Vendor in respect of the Business and each corporation in the Vendor Group having an acquisition cost of $100,000 or more ("Schedule 6.23") and for each item listed, the date of purchase, the purchase price and with respect to all assets listed in Schedule 6.23 in respect of which the Vendor in respect of the Business or any corporation in the Vendor Group has taken any depreciation thereon, the depreciation taken therefor.

Capital Leases

On or before Closing Vendor shall pay all amounts which are owing under any capital leases relating to assets used in the Business whether such amounts are then due or not except to the extent permitted under Schedule 1.1(nnn).

Liens on Lands and Buildings

If any construction or other lien under Applicable Law is claimed or registered against the Real Property prior to Closing, the Vendor will cause such lien to be satisfied or discharged, as the case may be, prior to Closing.

Obligations of Purchaser

For greater certainty, following the Closing, Purchaser shall be responsible for and shall pay all debts, liabilities or obligations relating to the Business accruing due after the Time of Closing except, the debts, liabilities or obligations relating to the Business for which the Vendor is responsible under this Agreement.

Survival of Covenants

Those covenants contained in this Article VI which, by their terms, are intended to survive the Closing, shall survive the Closing.

7 CONDITIONS OF CLOSING

Conditions of Closing in Favour of the Purchaser and Land Purchaser

The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser and Land Purchaser, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time to the extent that any and all breaches of such representations and warranties do not result in a Material Adverse Change, and a certificate of a senior officer of the Vendor dated the Time of Closing to that effect shall have been delivered to the Purchaser and Land Purchaser, such certificate to be in form and substance satisfactory to the Purchaser and Land Purchaser, acting reasonably. The receipt of such certificate and the Closing shall not constitute a waiver by the Purchaser or Land Purchaser of any representations and warranties of the Vendor which are contained in or referred to in this Agreement;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed and a certificate of a senior officer of the Vendor dated the Time of Closing to that effect shall have been delivered to the Purchaser and Land Purchaser, such certificate to be in form and substance satisfactory to the Purchaser and Land Purchaser, acting reasonably;

      (c) Regulatory Consents. There shall have been obtained in a form satisfactory to the Purchaser and Land Purchaser, acting reasonably, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations (other than those referenced in subsection 7.1(g)) as are required to be obtained by the Vendor to permit the completion of the transactions contemplated hereby including those described in
            Schedule 3.20 - Licenses and Permits;

      (d) Contractual Consents. The Vendor shall have given or obtained the notices, consents and approvals necessary to properly and validly effect the Reorganization and then to enable the Purchaser through the Subcos to carry on the Business, in each case in form and substance satisfactory to the Purchaser, acting reasonably including those described in Schedule 3.21 - Consents;

      (e) Material Adverse Change. There shall have been no Material Adverse Change in the Business since the date of the execution and delivery of this Agreement;

      (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the completion of the transactions contemplated hereby;

      (g) Expiration of Waiting Periods. To the extent that a notification is required under the Competition Act (UK) or the Hart-Scott Rodino Act
            (US) or the Exon-Florio Act (US), such notice shall have been given and all applicable waiting periods shall have expired; further the within transaction is contingent upon the issuance under section 102 of the Competition Act (Canada) of an Advance Ruling Certificate or the expiry of the waiting period under section 123 of the Competition Act (Canada) and receipt of advice in writing from the Commissioner of Competition that he has determined not to make an application for an order under section 92 or 100 of the Competition Act (Canada) or to commence an inquiry under section 10 of the Competition Act (Canada);

      (h) Legal Matters. All instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the completion of the transactions contemplated hereby, shall have been approved as to form and legality by counsel for the Purchaser, acting reasonably and all of same to which the Vendor or the Vendor Group are a party shall have been executed and delivered as the case may be;

      (i) Legal Opinion. The Vendor shall have delivered to the Purchaser and Land Purchaser favourable opinions of Canadian, UK and US counsel to the Vendor, substantially in the form annexed hereto as Schedule 7.1(i);

      (j) Resignation of Directors and Officers. Such directors and officers of the Subcos as the Purchaser may specify shall have resigned in favour of nominees of the Purchaser effective as of the Time of Closing;

      (k) Multiple Employer Plans. To the extent that Vendor or any corporation in the Vendor Group, in respect of the Business, is a party to any multiple employer plan, each of the relevant corporations shall have adopted resolutions terminating its participation in such multiple employer plans effective as of the Closing Date and shall provide Purchaser with a copy of such resolutions;

      (l) Restructuring, Reorganization and Transition. The Restructuring and the Reorganization shall have been completed upon the terms and conditions set forth in this Agreement;

      (m) Supply Agreement, License Agreement, Transition Plan Agreement. The Supply Agreement, License Agreement and Transition Plan Agreement shall have been executed and delivered;

      (n) Shareholders Agreement. The Vendor and the Purchaser shall have executed and delivered the Shareholders Agreement;

      (o) No Adverse Proceedings. No order or judgment of any court or tribunal or government agency or other regulatory authority or administrative agency or commission in Canada, the United Kingdom or the United States having the force of law; and (ii) no law, regulation, rule or policy, shall have been enacted, promulgated or applied, in the case of (i) or (ii) above, which would enjoin, restrict or prohibit in any material respect the completion of the transactions contemplated hereby or the right of the Purchaser to conduct the Business on or after Closing as heretofore operated;

      (p) Releases. The parties thereto shall have executed and delivered, at the Time of Closing, the various releases in the form annexed hereto as Schedule 7.1(p) - Form of Release;

      (q) Bankruptcy. Neither the Vendor nor any entity in the Vendor's Group shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization, dissolution or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or sought the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall take any corporate action to authorize any of the foregoing;

      (r)   Section 1445 Affidavit. The Vendor shall have delivered pursuant to
            Section 1445(b) of the Code and Treasury Reg-Section 1.1445-2(C)(3) a copy of a statement issued not more than 30 days prior to the Closing Date by Mitel, Inc. under Treasury Reg-Section 1.897-2 (H) certifying that the Vendor's share interest in Mitel, Inc. is not a United States Real Property Interest; and

      (s) Lands and Buildings. Land Purchaser being satisfied, in its sole discretion, with (i) the state of title to the Lands and Buildings, subject to the provisions of section 6.21; (ii) its due diligence investigation with respect to the Lands and Buildings; (iii) the representations and warranties of the Vendor in this Agreement pertaining to the Lands and Buildings being true and correct at the Time of Closing; and (iv) all terms, covenants and conditions of this Agreement pertaining to the Lands and Buildings to be complied with or performed by the Vendor at or before the Time of Closing having been complied with or performed, as the case may be.

Purchaser's Remedy

      (a) Except as set forth in subsection 7.2(b), if any of the conditions contained in section 7.1 (other than subsection 7.1(s)) shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser acting reasonably, and the Purchaser is not then in default of its obligations hereunder, the Purchaser may, by notice to the Vendor (i) terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 7.5, 10.1, 10.3 and 10.5, and the parties shall have no further obligations one to the other in connection with such termination provided that in the case of any such termination, Vendor shall pay Purchaser a fee of $2,000,000; or (ii) waive any such condition in whole or in part in which case, subject to any undertakings which may be given by Vendor as part of the Closing Documents, the Vendor shall have no further liability in respect of the relevant covenant, representation or warranty.

      (b) In the event that any of the conditions set forth in subsection 7.1(b), (c) or (d) is not satisfied by the Time of Closing and the non-fulfilment thereof will not materially impair the Purchaser's ability to purchase or carry on the Business in succession to Vendor or if the Purchaser shall determine that any of the unsatisfied conditions shall have the same result, such condition shall cease to be a condition to complete the transactions contemplated by this Agreement, without prejudice to the Purchaser's rights and remedies under the indemnification provisions in Article IX hereof if such condition is not capable of being satisfied following Closing or, if such condition is capable of being so satisfied, if the Vendor does not diligently proceed to fulfil such condition or such condition is not fulfilled within 12 months following Closing. Any such condition which may be fulfilled following Closing, the covenant in respect of which is qualified by "best efforts" shall cease to be so qualified following Closing.

      (c) If any condition in subsection 7.1(s) is not satisfied at or prior to the Time of Closing, the Land Purchaser may, by notice to the Vendor, terminate the portion of this Agreement involving the purchase of the shares of Cdn Real Estate Co and the obligations of the Vendor and the Land Purchaser in that regard without any further obligation in connection with such termination one party to the other except as hereinafter provided. In such event, the Vendor shall lease to the Purchaser the space currently occupied by the Business in the Lands and Buildings, for a 10 year term commencing on the Closing at the same annual net rent rates as would have been applicable to the Vendor. The lease to the Purchaser shall be in the form attached hereto in Schedule 6.2(d)(i) with such necessary modifications as are needed to reflect this arrangement. If the Land Purchaser exercises its right of termination pursuant to this subsection 7.2(c), such termination shall not (except as specifically contemplated in this subsection 7.2(c)) affect the obligations of the Purchaser under this Agreement.

Conditions of Closing in Favour of the Vendor

The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Purchaser and Land Purchaser contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of the Purchaser and the Land Purchaser dated the Time of Closing to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably. The receipt of such certificates and the Closing shall not constitute waiver by the Vendor of any representations and warranties of the Purchaser and Land Purchaser which are contained in or referred to this Agreement;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser or Land Purchaser at or before the Time of Closing shall have been complied with or performed and a certificate of a senior officer of the Purchaser and the Land Purchaser dated the Time of Closing to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably;

      (c) Regulatory Consents. There shall have been obtained in a form satisfactory to the Vendor, acting reasonably, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licenses, permits, consents, approvals, certificates, registrations and authorizations other than those referenced in subsection 7.3(e) as are required to be obtained by the Purchaser to permit the completion of the transactions contemplated hereby including those described in Schedule 3.20 - Licenses and Permits;

      (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the completion of the transactions contemplated hereby;

      (e) Expiration of Waiting Periods. To the extent that a notification is required under the Competition Act (UK) or the Hart-Scott Rodino Act
            (US) or the Exon-Florio Act (US), such notice shall have been given and all applicable waiting periods shall have expired; further the within transaction is contingent upon the issuance under section 102 of the Competition Act (Canada) of an Advance Ruling Certificate or the expiry of the waiting period under section 123 of the Competition Act (Canada) and receipt of advice in writing from the Commissioner of Competition that he has determined not to make an application for an order under section 92 or 100 of the Competition Act (Canada) or to commence an inquiry under section 10 of the Competition Act (Canada);

      (f) Legal Opinion. The Purchaser shall have delivered to the Vendor a favourable opinion of counsel to the Purchaser, in the form annexed hereto as Schedule 7.3(f);

      (g) Supply Agreement, License Agreement, Transition Plan Agreement. The Supply Agreement, License Agreement and Transition Plan Agreement shall have been executed and delivered;

      (h) Shareholders Agreement. The Purchaser shall have executed and delivered the Shareholders Agreement;

      (i) No Adverse Proceedings. No order or judgment of any court or tribunal or government agency or other regulatory authority or administrative agency or commission in Canada, the United Kingdom or the United States having the force of law; and (ii) no law, regulation, rule or policy, shall have been enacted, promulgated or applied, in the case of (i) or (ii) above, which would enjoin, restrict or prohibit in any material respect the completion of the transactions contemplated hereby or the right of the Purchaser to conduct the Business on or after Closing as heretofore operated; and

      (j) Non-Competition Agreement. The Purchaser and the Subcos shall have executed and delivered to the Vendor the non-competition non-solicitation agreement in the form of the agreement annexed hereto as Schedule 6.11 - Non-Competition Agreement.

Effect of Failure to Satisfy Conditions

      (a)   Except as set forth below, if any of the conditions contained in section 7.3 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, and provided the Vendor is not then in default of its obligations hereunder, the Vendor may, by notice to the Purchaser:
            (i) terminate this Agreement and the obligations of the Vendor, Purchaser and Land Purchaser under this Agreement, other than the obligations contained in sections 10.1, 10.3 and 10.5, provided that the Vendor may also bring an action under Article IX against the Purchaser or Land Purchaser for damages suffered by the Vendor where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty of the Purchaser or Land Purchaser; or (ii) waive any such condition in whole or in part in which case the Purchaser or Land Purchaser, as the case may be, shall have no further liability in respect of the relevant covenant, representation or warranty.

      (b) In the event that any of the conditions set forth in subsection 7.3(b), (c) or (d) is not satisfied by the Time of Closing and the non-fulfilment thereof will not materially impair the Vendor's ability to sell the Business, such condition shall cease to be a condition to the Vendor's obligation to complete the transactions contemplated by this Agreement, without prejudice to the Vendor's rights and remedies under the indemnity provisions in Article IX hereof if such condition is not capable of being satisfied following Closing or, if such condition is capable of being so satisfied, if the Purchaser does not diligently proceed to fulfil such condition or such condition is not fulfilled within 12 months following Closing.

Break-up Fee

A break-up fee of $17,000,000 will be forthwith paid by the Vendor to the Purchaser if the Business or substantially all of the Business is sold to a Person other than the Purchaser prior to July 1, 2001. The amount of the break-up fee payable under this section 7.5 shall be reduced any amount paid by the Vendor under subsection 7.2(a). Payment under this section 7.5 shall constitute the exclusive remedy of the Purchaser and Land Purchaser herein.

Land Purchaser May Obtain Delay in Purchase of Purchased Shares of Cdn Real Estate Co

Without affecting the Land Purchaser's rights under subsection 7.2(c), in the event the Land Purchaser (i) elects to arrange third party mortgage financing to facilitate his purchase of the Purchased Shares of Cdn Real Estate Co and the payment of $61,749,999 to the Cdn Real Estate Co in accordance with the provisions of subsection 6.2(d) (the "Real Estate Purchase"), and (ii) is unable despite reasonable commercial efforts to have such mortgage financing available for drawdown on the Closing Date for the purchase of the Purchased Shares (other than the Cdn Real Estate Co), the Land Purchaser shall be entitled, by written notice to the Vendor, to delay the closing of the Real Estate Purchase to a mutually agreed upon date but in any event no later than March 31, 2001 (such date as may be mutually agreed upon pursuant to this section 7.6 being referred to as the "Delayed Real Estate Purchase Closing Date"). In such event, references in this Agreement to "Closing Date", "Closing" and "Time of Closing" shall be taken to be references to the Closing Date, for or the Closing or Time of Closing of the purchase of the Purchased Shares (other than those of Cdn Real Estate Co), as the case may be, except that references in this Agreement to "Closing Date", "Closing" and "Time of Closing" as they relate to the purchase of the Purchased Shares of Cdn Real Estate Co shall be taken to be references to the Delayed Real Estate Purchase Closing Date. The Vendor and the Land Purchaser agree to cooperate with each other in all ways so as to accomplish the closing of the purchase of the Purchased Shares (other than those of Cdn Real Estate Co) and the closing of the Real Estate Purchase on different closing dates with the least practicable disruption of the provisions of this Agreement. It is understood that the Real Estate Purchase may only take place concurrently with or later than the purchase by the Purchaser of the Purchased Shares other than those of Cdn Real Estate Co.

8 CLOSING ARRANGEMENTS

Place of Closing

The Closing shall take place at the Time of Closing at the offices of Gowling Lafleur Henderson LLP, counsel for the Purchaser and Land Purchaser, in Ottawa, Ontario.

Transfer

At the Time of Closing, upon fulfilment of all the conditions set out in Article VII that have not been waived in writing by the Purchaser, Land Purchaser or the Vendor, the Vendor shall deliver to the Purchaser or Land Purchaser certificates respecting all the Purchased Shares, duly endorsed in blank for transfer, and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser or Land Purchaser and will cause a meeting of the board of directors of the Subcos to be held, at which the directors and officers of the Subcos specified by the Purchaser will resign in favour of nominees of the Purchaser or Land Purchaser whereupon, subject to all other terms and conditions hereof being complied with, payment of the Purchase Price shall be paid and satisfied in the manner provided in Article II.

Further Assurances

Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will at the request and expense of the requesting party, execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE IX

INDEMNIFICATION

Indemnification by the Vendor

Following the Closing, subject to the provisions of subsection 7.2(b) and section 9.2, the Vendor agrees to indemnify and save harmless the Purchaser, Land Purchaser and each of the Subcos from all Losses suffered or incurred by the Purchaser, Land Purchaser or any of the Subcos as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in Article III of this Agreement or in Vendor's Closing Certificate (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser, Land Purchaser or any of the Subcos in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser or Land Purchaser shall have provided notice to the Vendor in accordance with section 9.5 on or prior to the expiration of the applicable time period set out in section 5.1);

      (b) any breach or non performance by the Vendor or any corporation in the Vendor Group of any covenant to be performed by it that is contained in this Agreement or in Vendor's Closing Certificate;

      (c) all debts, liabilities or obligations whatsoever of the Vendor or any corporation in the Vendor Group arising out of events occurring or facts or matters existing prior to the Time of Closing, including, the Reorganization, and not disclosed on, provided for or included on the Closing Balance Sheet; all debts, liabilities or obligations whatsoever of the Vendor or any corporation in the Vendor Group for Taxes of the Vendor or any corporation in the Vendor Group arising out of events occurring or facts or matters existing prior to the Time of Closing, including, the Reorganization, and not disclosed on, provided for and included on the Closing Balance Sheet; and, but without duplication, any breach by the Vendor of or any inaccuracy of any representation or warranty contained in section 3.25 or in the corresponding provisions of the Vendor's Closing Certificate of which the Vendor is notified in accordance with section 9.5 on or prior to the expiration of the applicable time period set out in section 5.1; or any breach or non-performance by the Vendor or any corporation in the Vendor Group of any covenant to be performed by it that is contained in this Agreement relating to Tax;

      (d) all actions, suits, proceedings or investigations pending (other than those referenced in subsection 9.1(e) below) at the Time of Closing against or affecting; or, to the knowledge of the Vendor or any corporation in the Vendor Group threatened (other than those referenced in subsection 9.1(e) below) at the Time of Closing against or affecting (i) the Business or any of its properties or assets; (ii) the Vendor or any corporation in the Vendor Group in respect of the Business; or (iii) Purchased Shares, in any case, whether at law or in equity, before or by any Governmental Authority, or before or by an arbitrator or arbitration board; and, but without duplication, any breach by the Vendor of or any inaccuracy of any representation or warranty contained in section
            3.26 or in the corresponding provisions of the Vendor's Closing Certificate of which the Vendor is notified in accordance with section 9.5 on or prior to the expiration of the applicable time period set out in section 5.1; or any breach or non-performance by the Vendor or any corporation in the Vendor Group of any covenant to be performed by it that is contained in this Agreement or the Vendor's Closing Certificate relating to the litigation referred to in this subsection 9.1(d); or

      (e) all Intellectual Property actions, suits, proceedings or investigations pending at the Time of Closing and within 90 days thereafter against or affecting; or, to the knowledge of the Vendor or any corporation in the Vendor Group threatened, at the Time of Closing and within 90 days thereafter against or affecting (i) the Business or any of its properties or assets; (ii) the Vendor or any corporation in the Vendor Group in respect of the Business; or (iii) the Purchased Shares, in any case, whether at law or in equity, before or by any Governmental Authority, or before or by an arbitrator or arbitration board; and, but without duplication, any breach by the Vendor of or any inaccuracy of any representation or warranty contained in section 3.26 or in the corresponding provisions of the Vendor's Closing Certificate of which the Vendor is notified in accordance with section 9.5 on or prior to the expiration of the applicable time period set out in section 5.1; or any breach or non-performance by the Vendor or any corporation in the Vendor Group of any covenant to be performed by it that is contained in this Agreement or in the corresponding provisions of the Vendor's Closing Certificate relating to the litigation referred to in this subsection 9.1(e).

      (f) In addition to the foregoing indemnities, following the Closing, the Vendor agrees to indemnify and save harmless the Purchaser in its capacity as a shareholder of any of the Minor Subsidiaries and shareholders of the Minor Subsidiaries owned directly or indirectly by the Purchaser, their successors and assigns and the directors and officers of the Minor Subsidiaries which are appointed by the Purchaser from time to time at or after the Time of Closing and their heirs, executors, personal representatives, successors and assigns from all Losses suffered by any or all of such shareholders, directors or officers in their capacities as such and their heirs, executors, personal representatives, successors and assigns as a result of or arising directly or indirectly out of or in connection with any acts or omissions of any of the Minor Subsidiaries occurring or facts or matters which existed on or prior to the Time of Closing.

Limitations on Vendor's Indemnities

      (a) The Purchaser, Land Purchaser and the Subcos shall not be entitled to claim for any indirect or consequential Loss (including loss of profit) or punitive damages, other than in respect of fraud or for those matters referenced in subsections 9.1(e) (except breach or inaccuracy of any representation, warranty or covenant contained therein) and 9.1(f). For greater certainty, indirect or consequential Loss (including loss of profit) and punitive damage awards as against Purchaser, Land Purchaser and the Subcos resulting from such matters shall be treated as direct Losses of the Purchaser, Land Purchaser or the Subcos.

      (b)   [intentionally omitted]

      (c) The Vendor shall only be liable for any Losses relating to the matters contained in subsection 9.1(a) with respect to section 3.28 to the extent the Losses result from any action that is required to be taken pursuant to an order of any applicable regulatory authority and only to the extent that the Purchaser, Land Purchaser and the Subcos did not by their words or actions or those of their agents, consultants or other representatives, initiate or solicit the inquiry, request, report or order of any regulatory authority except where required for financing or required under Applicable Law.

      (d) The Vendor shall not be liable for any Losses to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser, Land Purchaser or the any of Subcos.

      (e) Where the Purchaser, Land Purchaser or the any of Subcos is at any time entitled to recover from some other Person (including an insurer) any sum in respect of any matter giving rise to a claim, the Purchaser or Land Purchaser shall take, and shall cause the relevant Subco to take, all reasonable steps at the cost of the Vendor to enforce such recovery prior to taking action against the Vendor (other than to notify the Vendor of the claim against the Vendor) or validly assign to the Vendor its rights of action in respect of such claim to the Vendor at no cost to the Vendor and, in the event that Purchaser, Land Purchaser or any of the Subcos shall recover any amount from such other Person, the amount of the claim against the Vendor shall be reduced by the amount recovered by the Purchaser or Land Purchaser from such Person;

      (f) The Vendor's obligation to indemnify the Purchaser, Land Purchaser and the Subcos pursuant to section 9.1 shall be subject to a "de minimis" amount of $5,000,000 and the Purchaser, Land Purchaser and the Subcos may only claim for Losses in excess, in the aggregate, of $5,000,000 in total, save in the case of Losses relative to Taxes under section 9.1(c) which will have a "de minimis" amount of $500,000 and in the case of fraud where there will be no "de minimis". The Vendor's total liability under section 9.1 shall not exceed $25,000,000 in the aggregate relating to all claims other than (i) any matter relating to Intellectual Property rights under subsection 9.1(c) for which the above-mentioned total "de minimis" shall apply but for which there shall be a separate indemnity fund with a maximum liability amount of $50,000,000 in the aggregate; and
            (ii) any matter relating to Taxes under section 9.1(c) and any matter relating to fraud for which there shall be no maximum liability amount;

      (g) Vendor shall not be liable in any event in respect of any claim relating to Losses for Taxes under section 9.1(c):

            (i) to the extent that that claim arises or is increased as a result only of any increase in rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a Taxing Authority or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after the Closing Date with retrospective effect; or

            (ii) to the extent that that claim would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser or Land Purchaser after Closing to make any election or claim any relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the accounts; or

            (iii) to the extent that that claim arises as a result of any changes after the Closing Date in the bases, methods or policies of accounting of the Purchaser or Land Purchaser; or

            (iv) to the extent that the Subcos received an asset after the Closing Date that was not reflected in their accounts at Closing; or

            (v) to the extent that that claim would not have arisen but for a cessation of, or any change in the nature of conduct of, any trade carried on by the Subcos, being a cessation or change occurring on or after Closing; or

            (vi) to the extent that the Taxes are to be paid by the Purchaser or a Subco pursuant to the provisions of subsection 6.4(c); or

            (vii) to the extent that the claim is equal to or less than (a) the sum of the accruals for Taxes as reflected in the Closing Balance Sheet for Tax years in respect of which assessments have been issued by the relevant Taxing Authority or Tax Returns have been filed less (b) actual Taxes paid or payable for such years less (c) the aggregate amount of all such accruals previously offset against claims under subsection 9.1(c);

      (h) The exclusive remedy of Purchaser, Land Purchaser and the Subcos in respect of Losses relating to (i) Taxes is under subsection 9.1(c) and 9.9; and (ii) litigation and Intellectual Property litigation is under subsections 9.1(d) and 9.1(e), respectively, and there will be no recourse under subsection 9.1(a) with respect to breaches of representations or warranties contained in sections 3.25 or 3.26; and

      (i) The Vendor shall not be liable in any event in respect of any claim relating to Losses for claims relating to litigation made under subsections 9.1(d) and (e) to the extent that the claim is equal to or less than the sum of (a) the amount accrued for litigation as reflected in the Closing Balance Sheet less (b) amounts paid in final settlement of such litigation or pursuant to a final order of a court of competent jurisdiction following expiry of all applicable appeal periods plus the amount of accruals for litigation reflected in the Closing Balance Sheet which has not been so settled, less (c) the aggregate amount of all such accruals previously offset against claims under subsections 9.1(d) and/or (e).

Indemnification by the Purchaser and Land Purchaser

Subject to the provisions of section 7.4(b), section 9.4 and section 10.8, each of the Purchaser and Land Purchaser severally and not jointly or jointly and severally agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out for or in connection with:

      (a) any breach by the Purchaser or Land Purchaser of or any inaccuracy of any representation or warranty contained in Article IV of this Agreement or in Purchaser's or Land Purchaser's Closing Certificate (provided that the Purchaser or Land Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser or Land Purchaser in accordance with section 9.5 on or prior to the expiration of the applicable time period set out in section 5.2; and

      (b) any breach or non-performance by the Purchaser or Land Purchaser of any covenant to be performed by it that is contained in this Agreement or in Purchaser's or Land Purchaser's Closing Certificate.

Limitations on Purchaser's and Land Purchaser's Indemnities

      (a) The Vendor shall not be entitled to claim for any indirect or consequential Loss (including loss of profit) or punitive damages;

      (b) The Purchaser or Land Purchaser shall not be liable for any Losses to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Vendor or the Vendor Group excluding the Subcos;

      (c) Where the Vendor or the Vendor Group excluding the Subcos is at any time entitled to recover from some other Person (including an insurer) any sum in respect of any matter giving rise to a claim, the Vendor shall take, and shall cause the relevant corporation in the Vendor Group excluding the Subcos to take all reasonable steps at the cost of the Purchaser or Land Purchaser to enforce such recovery prior to taking action against the Purchaser or Land Purchaser (other than to notify the Purchaser or Land Purchaser of the claim against the Purchaser or Land Purchaser) or validly assign to the Purchaser or Land Purchaser its rights of action in respect of such claim at no cost to the Purchaser or Land Purchaser and, in the event that Vendor or any corporation in the Vendor Group excluding the Subcos shall recover any amount from such other Person, the amount of the claim against the Purchaser or Land Purchaser shall be reduced by the amount recovered by the Purchaser or Land Purchaser from such Person; and

      (d) The Purchaser's and Land Purchaser's obligation to indemnify the Vendor pursuant to section 9.3 shall be subject to an aggregate "de minimis" amount of $5,000,000 and the Vendor may only claim for Losses in excess, in the aggregate, of $5,000,000 in total and Purchaser's and Land Purchaser's total combined liability shall not exceed $25,000,000 in the aggregate relating to any claims.

Notice of Claim

In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person (other than a party hereto or an Affiliate of a party hereto) against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to a court of competent jurisdiction.

Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

Claims Involving Taxes

In the case of any proposed or actual assessment of a Tax liability of the Business for which the Purchaser or Land Purchaser is entitled to indemnification from the Vendor or any corporation within the Vendor's Group as provided herein, the Purchaser or Land Purchaser shall give prompt notice to the Vendor of such proposed or actual assessments in accordance with section 9.5 together with a copy of any related correspondence and the Purchaser or Land Purchaser, as the case may be, shall cause the Subco to contest such proposed or actual assessment in the manner directed by the Vendor (in consultation with the Purchaser or Land Purchaser, as the case may be) through the administrative procedures or judicial appeal procedures available under the relevant Tax laws and regulations. No settlement in respect of such Tax liability shall be agreed to by the Purchaser or the Subco without the prior written consent of the Vendor, not to be unreasonably withheld. The Purchaser or Land Purchaser, as the case may be, shall not cause the relevant Subco to pay the amount of the assessment, and interest or penalties, if any, prior to the final determination of the dispute except if requested in writing to do so by the Vendor. If the relevant Subco is required by law, or the Vendor requests the Purchaser or the Land Purchaser, as the case may be, to cause the relevant Subco, to pay the amount of the assessment pending the outcome of the dispute, the Purchaser or Land Purchaser, as the case may be, shall cause the relevant Subco to pay the Tax and shall be entitled to immediate indemnification from the Vendor or the relevant entity within the Vendor's Group (other than any Subco). If the relevant Subco subsequently receives a refund of all of part of the amount paid in respect of such assessment, the relevant Subco shall pay the Vendor or the relevant corporation in the Vendor Group (other than any Subco) the portion of the refund funded by the Vendor (to the extent of the indemnification payment) plus a corresponding portion of the interest, if any, that is paid by the appropriate Taxing Authority to the relevant Subco in respect of the refund.

Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Exclusivity

The provisions of this Article IX shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article IX. Vendor acknowledges that certain of the terms, conditions, representations and warranties, covenants and indemnities contained in the Agreement and which are referenced in Article IX ("provisions") benefit the Subcos and certain shareholders, directors and officers of the Minor Subsidiaries, their heirs, executors, personal representatives, successors and assigns (the "beneficiaries"), that Purchaser and Land Purchaser shall hold the benefit of such provisions in trust for such beneficiaries and that Purchaser and/or Land Purchaser shall be entitled to enforce such provisions on behalf of one or more of such beneficiaries from time to time.

ARTICLE X

10 MISCELLANEOUS

Confidentiality of Information

In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser and Land Purchaser on the one hand and the Vendor on the other hand covenant and agree with and to each other that, except as otherwise authorized by the other of them, each of them and their representatives, agents or employees will abide by and with the obligations under the Tri-Party Non-Disclosure Agreement dated November 30, 2000.

Notices

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to the Vendor:

                  MITEL Corporation (or its successor in name)

                  350 Legget Drive
                  P.O. Box 13089
                  Kanata, Ontario
                  K2K 2W7

                  Attention: Mr. Don McIntyre
                  Facsimile No: (613)271-7223

            (ii)  if to the Purchaser:

                  3755461 Canada Inc.
                  c/o Wesley Clover Corporation
                  Suite 211, Tower B
                  555 Legget Drive
                  Kanata, Ontario
                  K2K 2X3

                  Attention: Dr. Terence H. Matthews
                  Telecopier No.: (613) 271-2025

            (iii) if to Land Purchaser

                  Dr. Terence H. Matthews
                  c/o Wesley Clover Corporation
                  Suite 211, Tower B
                  555 Legget Drive
                  Kanata, Ontario
                  K2K 2X3

                  Attention: Dr. Terence H. Matthews
                  Telecopier No: (613) 271-2025

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

      (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 10.2.

Commissions, etc.

The Vendor agrees to indemnify and save harmless the Purchaser, Land Purchaser and/or any of the Subcos from and against all Losses suffered or incurred by the Purchaser and/or any of the Subcos in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor or any corporation in the Vendor Group.

Best Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person or payments required by any applicable law or regulation or to commence litigation.

Public Announcements

No public announcement or press release not required by law or by applicable stock exchange rule concerning the purchase sale of the Purchased Shares or the acquisition of the Lands and Buildings shall be made by the Vendor, the Purchaser or Land Purchaser without the consent and approval of the Vendor, the Purchaser and Land Purchaser.

Assignment by Land Purchaser

Provided that the Land Purchaser is not then in default of its obligations under this Agreement, the Land Purchaser may assign his rights under this Agreement in whole or in part to a corporation controlled by the Land Purchaser provided that any such assignee shall undertake in writing to be bound by all of the obligations of the Land Purchaser hereunder and Land Purchaser shall remain jointly and severally liable with such assignee for all of Land Purchaser's obligations hereunder.

Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in Canada or any province or territory having jurisdiction. The provisions of this section 10.7 are in addition to any other remedy to which a party is entitled at law or in equity.

Responsibility of Land Purchaser

Land Purchaser shall be jointly and severally liable with the Purchaser for the performance by Purchaser of its obligations under this Agreement provided that immediately following the Closing of the transactions contemplated herein such liability of Land Purchaser shall forever cease and as at such time Land Purchaser shall be fully, finally and irrevocably released from such obligation.

Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. A counterpart delivered by facsimile shall constitute an original counterpart for all purposes of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

MITEL Corporation                          3755461 Canada Inc.

Per:                                       Per:
    --------------------------                 --------------------------

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Witness